Exhibit 10.3

FNMS HOLDING, LLC,
a Delaware limited liability company
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
DATED AS OF APRIL 1, 2010
THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM.
THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED HEREIN, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH UNITS UNTIL SUCH TRANSFER IS IN COMPLIANCE HEREWITH.

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Section 8.08. Counterparts	74
Section 8.09. Power of Attorney	75
Section 8.10. Entire Agreement	75
Section 8.11. Guarantee	75

Schedule I Members
Schedule II Restricted Transferees of Units
Exhibit A Business Plan
Exhibit B Directors, Chairperson, Officers

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time in accordance with its terms, this “Agreement”) of FNMS HOLDING, LLC, a Delaware limited liability company (the “Company”), is made effective as of the date first written above (the “Effective Date”) by and between Columbus Depot Equipment Company, a corporation organized under the laws of the State of Georgia (“CDEC”), First National Bank of Omaha, a national banking association chartered under the laws of the United States (“FNBO”), FN Merchant Partners, Inc., a Delaware corporation (“New SPC”), the Company and each other Person who at any time after the Effective Date becomes a Member in accordance with the terms of this Agreement and the Act.
     Any reference in this Agreement to CDEC, FNBO, New SPC or any other Member shall be deemed to include such Member’s Successors in Interest to the extent such Successors in Interest have become Substitute Members in accordance with the provisions of this Agreement.
     All capitalized terms used in this Agreement are defined in Article I.
RECITALS
     WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, Title 6, Sections 18-101 et seq. (as amended from time to time, the “Act”), by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on February 24, 2010 (the “Filing Date”);
     WHEREAS, FNBO and New SPC, as the then-Members of the Company, set forth certain agreements governing the relations among the members in a Limited Liability Company Agreement dated as of February 24, 2010 (as amended to date, the “Original Agreement”);
     WHEREAS, in connection with CDEC’s purchase of 51 Class A Units, representing 51% of the Units, from FNBO pursuant to the terms, and subject to the conditions of, that certain Investment Agreement, dated as of March 1, 2010 by and among FNBO and Total System Services, Inc., a corporation organized under the laws of the State of Georgia and direct parent of CDEC (“TSYS”) (as it may be amended or supplemented from time to time, the “Investment Agreement”), concurrently with the Closing (as defined in the Investment Agreement), the Members wish to amend and restate the Original Agreement by entering into this Agreement; and
     WHEREAS, as of the Effective Date, the Company is operating the Business indirectly through First National Merchants Solutions, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Opco”), in accordance with its Limited Liability Company Agreement (the “Opco LLC Agreement”) pursuant to which the Company is the sole member of Opco and governs Opco as a member pursuant to the provisions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. The following terms shall have the following meanings for purposes of this Agreement:
     “AAA” has the meaning set forth in Section 8.03(b).
     “Act” has the meaning set forth in the recitals above.
     “Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.05 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
     (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (b) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted and applied by the Board of Directors consistently therewith.
     “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person.
     “Agent Banks” has the meaning set forth in the Investment Agreement.
     “Agreement” has the meaning set forth in the preamble above.
     “Ancillary Agreement” has the meaning set forth in the Investment Agreement.
     “Arbitration Dispute” means all disputes arising out of or relating to this Agreement or the breach, termination, or validity thereof, or the Parties’ performance, involving amounts less than One Million Dollars ($1,000,000.00) and excluding any claims for fraud, intentional misrepresentation or an intentional and knowing breach of a covenant set forth in this Agreement.

     “Assignee” means any transferee to which a Member or another Assignee has transferred its Economic Interest in the Company in accordance with the terms of this Agreement but who is not a Member.
     “Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of its assets; (b) the filing by such Person of a voluntary petition in bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they become due; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the filing by such Person of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (e) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of its assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 90 consecutive days.
     “Board of Directors” has the meaning set forth in Section 4.01(a).
     “Board Supermajority” has the meaning set forth in Section 4.01(h).
     “Book Item” has the meaning set forth in Section 5.03(d)(i)(A).
     “Business” has the meaning set forth in the Investment Agreement.
     “Business Day” means any day of the year other than a Saturday, a Sunday or any other day on which national or state banking institutions in Omaha, Nebraska or Columbus, Georgia are required or authorized by Law to close.
     “Business Plan” means initially the initial business plan attached as Exhibit A and, thereafter, each business plan as is approved by the Board of Directors in accordance with Section 4.01(i) and Section 4.01(h)(vi), by which the business affairs of the Company and the Subsidiaries shall be conducted and which, for any year, shall include, among other things, (a) the Company’s and the Subsidiaries’ business strategy and organizational structure, (b) basic goals, (c) parameters of the Company’s and the Subsidiaries’ business purpose, (d) projected revenues, expenses (including compensation packages for any executive officers), financing plans and limitations on the incurrence of indebtedness, cash flows, the number and aggregate amount of grants for that year to executive officers under an equity based compensation plans of the Company, if any, (e) appointment of agents or advisers, (f) strategic alliances of the Company and the Subsidiaries, (g) potential acquisitions and dispositions, (h) an annual operating budget (including operating projections of the Company and the Subsidiaries covering not less than the next three succeeding fiscal years) and (i) an annual capital budget (including the projected capital expenditures of the Company covering not less than the next fiscal year).
     “Buy/Sell Closing Date” has the meaning set forth in Section 6.03(g)(ii)(H).

     “Buy/Sell Price” has the meaning set forth in Section 6.03(g)(ii)(A).
     “Buy/Sell Provisions” has the meaning set forth in Section 6.03(g)(ii).
     “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
     (a) To each Member’s Capital Account there shall be credited such Member’s Capital Contribution, such Member’s distributive share of Net Income and any item in the nature of income or gain which is specially allocated to such Member pursuant to Section 5.03(c), and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;
     (b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Loss and any item in the nature of expense or loss which is specially allocated to such Member pursuant to Section 5.03(c), and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;
     (c) In the event all or a portion of an interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest; and
     (d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) in this definition and Section 5.03(b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     The foregoing definition and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and the Regulations promulgated thereunder and shall be interpreted and applied by the Board of Directors and the Company in a manner consistent with such Regulations.
     “Capital Call” has the meaning set forth in Section 5.05.
     “Capital Contribution” means, with respect to any Person, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed to the Company or any Subsidiary by such Person (or its predecessors in interest) in respect of a Membership Interest. If any Member pays any amount which gives rise to a tax deduction of the Company, such payment shall be treated as a Capital Contribution by the Member.
     “Card Association” has the meaning given thereto in the Investment Agreement.
     “CDEC” has the meaning set forth in the preamble above.
     “CDEC Call Right” has the meaning set forth in Section 4.09(d).

     “CDEC Call Notice” has the meaning set forth in Section 4.09(d).
     “CDEC Large Acquisition Notice” has the meaning set forth in Section 4.09(c).
     “Certificate” has the meaning set forth in Section 2.01.
     “Chairman” has the meaning set forth in Section 8.03(b).
     “Chairperson” has the meaning set forth in Section 4.03.
     “Change of Control” means any (a) merger, consolidation or other business combination of the Company (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of the Company’s consolidated business at that time) or any successor or other entity owning or holding substantially all the assets of the Company and its Subsidiaries that results in the Members (or their Affiliates) immediately before the consummation of such transaction, or a series of related transactions, holding, directly or indirectly, less than 50% of the voting power of the Company (or such Subsidiary or Subsidiaries) or any successor or other entity owning or holding substantially all the assets of the Company and its Subsidiaries or the surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions, (b) Transfer, in one or a series of related transactions, of Units representing 50% or more of the voting power of the Company (or such Subsidiary or Subsidiaries) or any successor or other entity owning or holding substantially all the assets of the Company and its Subsidiaries to a Person or group of related Persons (other than CDEC and FNBO and their respective Affiliates), (c) transaction in which a majority of the Board of Directors following such transaction is comprised of Persons who are not designees of CDEC, FNBO or their respective Affiliates or (d) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of the Company and the Subsidiaries.
     “Chief Financial Officer” has the meaning set forth in Section 4.04(e).
     “Chosen Courts” has the meaning set forth in Section 8.02.
     “Class A Director” has the meaning set forth in Section 4.01(d)(i)(A).
     “Class A Units” has the meaning set forth in Section 3.01.
     “Class B Director” has the meaning set forth in Section 4.01(d)(i)(B).
     “Class B Units” has the meaning set forth in Section 3.01.
     “Class C Units” has the meaning set forth in Section 3.01.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
     “Commission” means the Securities and Exchange Commission and any successor thereto.
     “Company” has the meaning set forth in the preamble above.

     “Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     “Company Price” has the meaning set forth in Section 6.03(g)(ii)(A).
     “Control” means, with respect to any Person, the beneficial ownership of more than 50% of the voting equity of such entity or the right, directly or indirectly, by contract or otherwise, to appoint at least a majority of the board of directors (or comparable governing body) of such Person.
     “Covered Claim” has the meaning set forth in Section 4.07(a).
     “Covered Person” has the meaning set forth in Section 4.07(a).
     “Covered Proceeding” has the meaning set forth in Section 4.07(b).
     “Deadlock” has the meaning set forth in Section 6.03(g)(i).
     “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such fiscal year or other period, except that (a) if the Gross Asset Value of an asset acquired from any Person other than FNBO or New SPC differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, and which difference is being eliminated by use of the “remedial allocation method” defined by Regulations Section 1.704-3(d), Depreciation for such fiscal year or other period shall be the amount of book basis recovered for such fiscal year or other period under the rules prescribed by Regulations Section 1.704-3(d)(2), and (b) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, in the case of clause (b) above, if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.
     “Depreciation Recapture” has the meaning set forth in Section 5.03(d)(i)(B)(2).
     “Director” has the meaning set forth in Section 4.01(a).
     “Distributions” has the meaning set forth in Section 5.04(c).
     “Drag Along Member” has the meaning set forth in Section 6.03(e)(i).
     “Drag Along Notice” has the meaning set forth in Section 6.03(e)(i).
     “Drag Along Rights” has the meaning set forth in Section 6.03(e)(i).

     “Drag Along Sale” has the meaning set forth in Section 6.03(e)(i).
     “EBITDA” means, for purposes of Section 4.01(h)(xii) only, the sum of net income (or loss) for such period of the Company plus all amounts deducted in the computation thereof on account of (in each case, without duplication) (a) interest expense (net of any interest income), (b) federal, state and local income and franchise tax expenses, (c) depreciation and amortization expenses and (d) loss from extraordinary items minus any income items deemed to be non-recurring.
     “Economic Interest” means a Member’s or Assignee’s share of the Company’s Net Income, Net Loss and distributions pursuant to this Agreement, but shall not include any right to participate in the management or affairs of the Company, including the right to vote in the election of Directors, vote on, consent to, or otherwise participate in, any decision of the Members or Directors, or any right to receive information concerning the business and affairs of the Company, in each case except as expressly otherwise provided in this Agreement.
     “Effective Date” has the meaning set forth in the preamble above.
     “Enterprise Value” means (i)(a) in the case of a transaction involving the capital stock of a Person, the total fair market value of all consideration paid or payable, or otherwise to be distributed, directly or indirectly, in respect of such capital stock in connection with the transaction multiplied by the total number of shares outstanding on a fully diluted basis and (b) in the case of a transaction involving assets, the total fair market value of all consideration paid or payable, or otherwise to be distributed, directly or indirectly, to the Person or its equity holders in connection with the transaction plus the value of any current assets not sold, plus (ii) the amount of all indebtedness, preferred securities, capital leases and minority interest (if applicable) immediately prior to the closing or directly or indirectly assumed, retired, repaid, redeemed or defeased in connection with the transaction, less (iii) cash and cash equivalents, which Enterprise Value is used by CDEC or its Affiliates or Company (as applicable) in calculating the purchase price for the relevant transaction. For purposes of this definition, consideration includes cash, securities, property, rights (contractual or otherwise), any distributions payable after the date thereof (other than normal, ordinary course, recurring distributions) and any other form of consideration.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
     “Exempt Securities” means (a) New Securities issued as a pro rata Distribution to Members; (b) New Securities issued in connection with a Qualifying Acquisition or a Large Acquisition, but only to the extent that such New Securities are issued at a price at least equal to or greater than Fair Market Value; (c) New Securities issued for reasons other than those described in clauses (a) and (b), but only to the extent that (i) such New Securities are issued at an amount equal to or greater than Fair Market Value, (ii) the number of all New Securities issued under this clause (c) does not exceed 10% of the total number of Units held by all Members as of the date of issuance of such New Securities, (iii) the Preemptive Rights of all Members with respect to such issuance are waived by the Board of Directors (which, prior to a

Trigger Event, shall include approval by at least one of the Class B Directors) and (iv) no Members participate in such issuances; and (d) New Securities incident to the exercise, conversion or exchange of any Exempt Securities or any New Securities for which Preemptive Rights have been provided pursuant to Section 3.04.
     “Expenses” has the meaning set forth in Section 4.07(a).
     “Fair Market Value” means, with respect to any asset or security, the fair market value of such asset or security as between a willing buyer and a willing seller not under a compulsion to buy or sell in an arm’s-length transaction occurring on the date of the valuation, taking into account all relevant factors, as reasonably determined in good faith by the Board of Directors as of the time of issuance or the entry into the transaction, it being understood that, (a) with respect to a security that is listed on a national securities exchange or quoted on NASDAQ, “Fair Market Value” shall mean the average of the closing prices of such security over the 30-day period ending one Business Day prior to the date of measurement and (b) with respect to a security that is traded over-the-counter, “Fair Market Value” shall mean the average of the closing bid prices over the 30-day period ending one Business Day prior to the date of measurement.
     “Filing Date” has the meaning set forth in the recitals above.
     “FNBO” has the meaning set forth in the preamble above.
     “FNBO Bankruptcy Event” has the meaning set forth in the definition of Trigger Event.
     “FNBO Capital Contribution Notice” has the meaning set forth in Section 4.09(b)(ii).
     “FNBO Change of Control” has the meaning set forth in the definition of Trigger Event.
     “FNBO Put Notice” has the meaning set forth in Section 4.09(e).
     “FNBO Put Right” has the meaning set forth in Section 4.09(e).
     “GAAP” has the meaning set forth in Section 7.01.
     “Government Entity” means any federal, state, local or foreign government, governmental subdivision, administrative body or other governmental or quasi-governmental agency, tribunal, court or other entity with competent jurisdiction.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as reasonably determined by the Board of Directors.
     (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board of Directors, as of the following times:

     (i) the acquisition of an additional Membership Interest in the Company after the date of this Agreement by an existing Member or Additional Member in exchange for more than a de minimis Capital Contribution if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;
     (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;
     (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);
     (iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by an Additional Member acting in a Member capacity or in anticipation of being a Member if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and
     (v) such other times as the Board of Directors shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.
     (c) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Board of Directors.
     (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Board of Directors reasonably determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
     (e) The Gross Asset Value of a Company asset shall be adjusted by the Depreciation, if any, taken into account by the Company with respect to computing Net Income or Net Loss.
     “Independent Sales Organizations” has the meaning set forth in the Investment Agreement.

     “Initiating Member” has the meaning set forth in Section 6.03(e)(i).
     “Investment Agreement” has the meaning set forth in the recitals above.
     “IPO” means the first registered, public offering of (a) Units, (b) the common stock or other equity securities for which the Units have been converted or exchanged of a successor corporation or other entity into which the Company is converted or merged, (c) the common stock or other equity securities of a corporation or other entity otherwise formed by the Company or the holders of Units for the purpose of offering securities to the public that are issued or issuable for the Units, or the rights to receive, or the securities that are convertible into, or exchangeable or exercisable for, the common stock or other equity securities of a corporation or other entity otherwise formed by the Company or the holders of Units for the purpose of offering securities to the public that are issued or issuable for the Units, (d) the common stock or other equity securities of a Parent, a Subsidiary or other entity to which the assets of the Company and/or the Subsidiaries have been transferred, in each case whose securities the Company has determined to offer to the public and that are issued or issuable for the Units (which for the avoidance of doubt excludes the common stock of TSYS and CDEC), or (e) the Units for which such Units are exchangeable, in each case of clauses (a) through (d), for cash pursuant to an effective registration statement under the Securities Act, registered on Form S-1 (or any successor form), in which such Units or securities are sold to one or more underwriters on a firm-commitment basis for reoffering to the public.
     “IRS” means the United States Internal Revenue Service.
     “Issuance Threshold” has the meaning set forth in Section 4.01(h)(xii).
     “Large Acquisition” has the meaning set forth in Section 4.09(c).
     “Lauritzen Group” means Lauritzen Corporation and its Affiliates and Bruce R. Lauritzen, including his mother, siblings and children.
     “Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).
     “Liabilities” means any and all debts, guarantees, claims, damages, costs, expenses, the obligation to make a payment based on future earnings in connection with an acquisition, fines, penalties, liabilities, commitments and obligations of any kind, whether direct or indirect, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
     “Liquidator” has the meaning set forth in Section 6.02(b).

     “MasterCard” means MasterCard International, Inc.
     “Member” means CDEC, FNBO and New SPC and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement, including an Additional Member and a Substitute Member, but only to the extent such Person has not ceased to be a Member pursuant to Section 6.01. The Members shall comprise the “members” (as that term is defined and used in the Act) of the Company.
     “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
     “Membership Interest” means a Member’s entire ownership interest in the Company at the relevant time, including its Economic Interest, Units and rights as a Member.
     “Merchant Customer” has the meaning set forth in the Investment Agreement.
     “Net Income” and “Net Loss” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:
     (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such income or loss;
     (b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;
     (c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value in this Agreement, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

     (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (e) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;
     (f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
     (g) any items which are specially allocated pursuant to the provisions of Section 5.03(c) shall not be taken into account in computing Net Income or Net Loss.
     “New Activity” has the meaning set forth in Section 2.04(b)(i).
     “New Activity Notice” has the meaning set forth in Section 2.04(b)(i).
     “New Securities” means (a) any Units, whether or not currently authorized, or (b) any rights, options or warrants to purchase Units (or nonequity securities that are convertible into or exchangeable for Units), and nonequity securities of any type whatsoever that are, or may become convertible into, or exchangeable for, Units, in any case, whether issued on or after the Effective Date, it being understood that the only equity interest in the Company shall be in the form of Units.
     “New SPC” has the meaning set forth in the preamble above.
     “Non-Qualified IPO” means an IPO generating pretax aggregate proceeds (including, for purposes of calculating the amount of such proceeds, the aggregate amount of any Distributions made to the holders of Units to and until the date of the IPO), before deducting underwriting commissions, equal to or less than $50,000,000.
     “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).
     “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).
     “Offered Units” has the meaning set forth in Section 6.03(c)(i).

     “Officer” means each Person designated as an officer of the Company or of any Subsidiary pursuant to and in accordance with the provisions of Section 4.04, subject to the terms of any resolution of the Board of Directors appointing such Person as an officer or relating to such appointment.
     “Opco” has the meaning set forth in the recitals above.
     “Opco LLC Agreement” has the meaning set forth in the recitals above.
     “Order” means any order, injunction, judgment, decree, writ or other enforcement action of a Government Entity.
     “Original Agreement” has the meaning set forth in the recitals above.
     “Original Holder” means any of CDEC, FNBO and New SPC.
     “Parent” means, with respect to any Person, a Person that has control of such Person.
     “Participating Tag-Along Offeree” has the meaning set forth in Section 6.03(d)(iii).
     “Party” means any of CDEC, FNBO and the Company, and “Parties” means, collectively, each of CDEC, FNBO and the Company.
     “Permitted Affiliate” has the meaning set forth in Section 6.03(a)(vii).
     “Permitted Business Activities” has the meaning set forth in Section 4.09(a).
     “Permitted Transfer” has the meaning set forth in 6.03(a)(vii).
     “Permitted ROFR Transfer” has the meaning set forth in Section 6.03(c)(iv).
     “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.
     “Preemptive Rights” has the meaning set forth in Section 3.04(a).
     “Preemptive Rights Notice” has the meaning set forth in Section 3.04(b).
     “Preferred Option” has the meaning set forth in Section 6.03(g)(ii)(D).
     “President” has the meaning set forth in Section 4.04(d).
     “Pro Rata Portion” (a) of a Member for purposes of determining such Member’s relative Preemptive Rights shall mean a fraction the numerator of which is the number of Units held by such Member and the denominator of which is the total number of Units held by all Members; (b) of a ROFR Offeree for purposes of determining such ROFR Offeree’s relative ROFR Rights shall mean a fraction the numerator of which is the number of Units owned by such ROFR Offeree and the denominator of which is the total number of Units then held by all Members (other than the Offered Units and Units held by the Transferring Member); (c) of a Tag-Along

Offeree for purposes of determining such Tag-Along Offeree’s relative Tag-Along Rights shall mean a fraction the numerator of which is the total number of Tag-Along Units and the denominator of which is the total number of Units owned by the Transferring Member, provided that, in the event that the Tag-Along Purchaser is unwilling or unable, pursuant to Section 6.03(d)(iii) or (vi), to acquire all Units proposed to be included in a Tag-Along Sale, then the “Pro Rata Portion” of the Transferring Member or any Participating Tag-Along Offeree for purposes of determining the Transferring Member’s or such Participating Tag-Along Offeree’s relative Tag-Along Rights shall mean a fraction the numerator of which is the total number of Units held by the Transferring Member or such Participating Tag-Along Offeree, as applicable, and the denominator of which is the aggregate number of Units owned by the Transferring Member and all Participating Tag-Along Offerees; and (d) of a Drag Along Member for purposes of determining such Drag Along Member’s relative obligations upon any exercise of the Drag Along Rights shall mean a fraction the numerator of which is the number of Units being Transferred by the Initiating Member in the proposed Drag Along Sale and the denominator of which is the total number of Units owned by the Initiating Member, it being understood that, in the case of each of clauses (a) through (d), the time of determination of Units held shall be as of immediately before the proposed issuance or Transfer to which such rights or obligations relate. For purposes of this definition, the number of Units held by each Member and their respective Affiliates shall be aggregated as a single member.
     “Proceeding” has the meaning set forth in Section 4.07(b).
     “Projected Closing Date” has the meaning set forth in Section 4.09(c).
     “Proposed Offer” has the meaning set forth in Section 6.03(c)(ii).
     “Proposed Transferee” has the meaning set forth in Section 6.03(c)(iv).
     “Purchasing Party” has the meaning set forth in Section 6.03(g)(ii)(A).
     “Qualifying Acquisition” has the meaning set forth in Section 4.09(b)(i).
     “Quarterly Distributions” has the meaning set forth in Section 5.04.
     “Quarterly Estimated Tax Liability with respect to the Company’s Income” has the meaning set forth in Section 5.04(a).
     “Registration Rights Agreement” means the Registration Rights Agreement by and among the Company, CDEC, New SPC and FNBO, dated as of the Effective Date, as amended from time to time in accordance with its terms.
     “Regulations” means the Income Tax Regulations, including temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Regulatory Allocations” has the meaning set forth in Section 5.03(c)(i)(F).
     “Regulatory Approval” has the meaning set forth in Section 2.04(b)(i).

     “Release Requirements” has the meaning set forth in Section 6.03(g)(ii)(C).
     “Requesting Party” has the meaning set forth in Section 6.03(g)(ii).
     “Rescheduled Board of Directors Meeting” has the meaning set forth in Section 4.01(f)(vi)(B).
     “Rescheduled Committee Meeting” has the meaning set forth in Section 4.01(k)(ii)(C).
     “Rescheduled Member Meeting” has the meaning set forth in Section 4.02(b)(iii).
     “Responding Party” has the meaning set forth in Section 6.03(g)(ii).
     “Responding Party Notice” has the meaning set forth in Section 6.03(g)(ii)(D).
     “Rights of First Refusal” has the meaning set forth in Section 6.03(c)(ii).
     “Right of First Purchase” has the meaning set forth in Section 6.03(b)(i).
     “ROFR Notice” has the meaning set forth in Section 6.03(c)(i).
     “ROFR Offeree” has the meaning set forth in Section 6.03(c)(i).
     “ROFR Offer Period” has the meaning set forth in Section 6.03(c)(ii).
     “ROFR Rights” has the meaning set forth in the definition of Pro Rata Portion.
     “ROFP CDEC Notice” has the meaning set forth in Section 6.03(b)(i).
     “ROFP FNBO Notice” has the meaning set forth in Section 6.03(b)(i).
     “Sale of the Company” has the meaning set forth in Section 6.03(b).
     “Secretary” has the meaning set forth in Section 4.04(g)(i).
     “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
     “Self-Regulatory Organization” means the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Directors of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.
     “Selling Party” has the meaning set forth in Section 6.03(g)(ii)(A).
     “Sponsorship Agreements” has the meaning set forth in the Investment Agreement.

     “Subsidiary” means any Person of which (a) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company and/or any other Subsidiary or (b) the Company and/or any other Subsidiary is entitled, directly or indirectly, to appoint a majority of the board of directors or comparable body of such Person.
     “Substitute Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.05 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or an Assignee and not from the Company.
     “Successor in Interest” means any (a) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (b) assignee for the benefit of the creditors of, (c) trustee or receiver, or current or former officer, director, manager or partner, or other fiduciary acting for, or with respect to, the dissolution, liquidation or termination of or (d) other executor, administrator, committee, legal representative or other successor or assign of, any Member, whether by operation of Law or otherwise.
     “Tag-Along Notice” has the meaning set forth in Section 6.03(d)(i).
     “Tag-Along Notice Deadline” has the meaning set forth in Section 6.03(d)(ii).
     “Tag-Along Offeree” has the meaning set forth in Section 6.03(d)(i).
     “Tag-Along Purchaser” has the meaning set forth in Section 6.03(d)(i).
     “Tag-Along Rights” has the meaning set forth in Section 6.03(d)(ii).
     “Tag-Along Sale” has the meaning set forth in the definition of Pro Rata Portion.
     “Tag-Along Units” has the meaning set forth in Section 6.03(d)(i).
     “Tax-Free Basis” has the meaning set forth in Section 6.04(b).
     “Tax Matters Member” has the meaning set forth in Section 7.05(c).
     “Third Party Referral Providers” has the meaning set forth in the Investment Agreement.
     “Transfer” means, with respect to any Units, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Units or any participation or interest therein, whether directly or indirectly, or to agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Units or any participation or interest therein, or any agreement or commitment to do any of the foregoing, including in each case through the Transfer of any Person holding such Units or any interest in such Person, it being understood that a Transfer of a controlling interest in any Person holding such Units shall be deemed to be a Transfer of all of the Units held by such Person. Notwithstanding anything to the contrary in this Agreement, no Transfer of an interest in any Person which is a public company shall be deemed to constitute a Transfer of any Units held by such Original Holder.

     “Transferring Member” has the meaning set forth in Section 6.03(c)(i).
     “Trigger Event” means the earliest to occur of any of the following: (a) FNBO (together with its Affiliates) shall have Transferred (other than pursuant to obligations upon the exercise by another Member of any Drag Along Rights) Units constituting at least 50% of the Units that FNBO (together with its Affiliates) owns as of the Effective Date; (b) the date as of which CDEC (together with its Affiliates) holds Units representing 70% or more of the outstanding Units; (c) any person acquires Control of FNBO or its direct Parent (an “FNBO Change of Control”; (d) FNBO or its direct Parent goes into Bankruptcy, receivership or conservatorship or any similar event (each, a “FNBO Bankruptcy Event”); or (e) a material default by FNBO or any of its Affiliates under any Ancillary Agreement where the default is not cured pursuant to the cure provisions of the relevant Ancillary Agreement; provided, however, if there are no cure provisions in the Ancillary Agreement relevant to such default, the default will not constitute a Trigger Event (i) if such default is not capable of being cured with the payment of money to CDEC, and FNBO or its Affiliates, as applicable, are diligently taking action to cure such default and such default is cured within sixty (60) days of written notice of the default or (ii) if such default is capable of being cured with the payment of money, and the payment is made within thirty (30) days following written notice of the default. Notwithstanding any other provision of this Agreement, the acquisition of Control of FNBO or its direct Parent by a member of the Lauritzen Group shall not constitute a Trigger Event.
     “Triggering Notice” has the meaning set forth in Section 6.03(g)(ii)(A).
     “TSYS” has the meaning set forth in the recitals above.
     “TSYS Change of Control Event” has the meaning set forth in Section 6.06.
     “Unit Value” has the meanings set forth in Section 4.09(f)(i), Section 6.03(b)(ii) and Section 6.03(f)(ii), as applicable.
     “Units” has the meaning set forth in Section 3.01.
     “U.S.” or “United States” means the fifty (50) States of the United States and the District of Columbia.
     “Visa” means VISA Inc.
     Section 1.02. Terms Generally.
     (a) Numbers. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.
     (b) Gender. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
     (c) Including. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

     (d) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
     (e) Dollars. Any reference in this Agreement to “dollars” or “$” shall mean the lawful currency of the United States of America.
     (f) Holdings. For purposes of calculating ownership percentages and determining whether certain ownership thresholds are met under Sections 6.03(c)(i), 6.03(d)(i) and 6.03(e)(i), the total number of Units owned by any Member shall be aggregated with the number of Units owned by such Member’s Affiliates, without duplication.
     (g) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references to “Sections” and “Articles” shall refer to Sections and Articles of this Agreement unless otherwise specified.
     (h) Exhibits. The exhibits to this Agreement are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement. All exhibits annexed hereto or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized terms used in any exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
     (i) Negotiation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
GENERAL PROVISIONS
     Section 2.01. Formation. The Company was organized as a Delaware limited liability company by the execution and filing of a Certificate of Formation on the Filing Date with the Secretary of State of the State of Delaware (as amended from time to time, the “Certificate”) under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     Section 2.02. Name. The name of the Company is “FNMS Holding, LLC” and all Company business shall be conducted in that name or in such other names that comply with applicable Law as the Board of Directors may select from time to time.
     Section 2.03. Term. The term of the Company commenced on the Filing Date and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Section 6.02.
     Section 2.04. Purpose; Powers.
     (a) General Powers. The nature of the business or purposes to be conducted or promoted by the Company is to operate the Business and, subject to the terms of this Agreement and the Business Plan, to engage in any act or activity which may be lawfully conducted by a limited liability company under the Act and the Laws of any other jurisdictions in which the Company engages in such activities. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything in this Agreement to the contrary, nothing set forth in this Agreement shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by Law to a limited liability company organized under the Laws of the State of Delaware.
     (b) Certain Regulatory Restrictions.
     (i) Notwithstanding anything to the contrary in this Agreement, the Company and the Members acknowledge that FNBO and its Affiliates are subject to regulatory oversight by bank regulatory authorities on an ongoing basis and that FNBO or its Affiliates may be required to obtain regulatory approvals from, or provide notice to, such authorities, prior to, or provide notice to such authorities following, the Company’s engagement in certain activities or consummation of certain investments or as a result of such regulatory oversight, review, audit and/or examination by bank regulatory authorities (“Regulatory Approval”). Notwithstanding anything to the contrary in this Agreement, to the extent required by the applicable Law or regulatory agency neither the Company nor any Subsidiary shall engage in any new activity not set forth in 12 CFR § 5.34(e)(5)(V) (a “New Activity”), whether by acquisition, investment or organic growth, without first sending written notice to FNBO (the “New Activity Notice”). Activities engaged in by the Business as of the date hereof shall not be considered a New Activity. Within thirty (30) days after receipt of the New Activity Notice, FNBO must notify the Board of Directors in writing (A) whether such New Activity by the Company or its Subsidiaries would be permissible for FNBO and/or its Affiliates to make or engage in directly under all applicable banking Laws and (B) that either (1) no Regulatory Approval with respect to FNBO and/or its Affiliates is required for such New Activity by the Company or its Subsidiaries or (2) any required Regulatory Approval with respect to such New Activity by the Company or its Subsidiaries has been requested by FNBO. Neither the Company nor any Subsidiary shall engage in such New Activity if FNBO notifies it that such activity by the Company or its Subsidiaries is impermissible under applicable Law or until required Regulatory Approvals are obtained, it being understood that a Regulatory Approval shall not be deemed obtained until the expiration of any applicable waiting periods or the receipt of any necessary approval, as applicable.
     (ii) To the extent required by the applicable Law or regulatory agency the Company agrees and agrees to cause its Subsidiaries to be subject to supervision and examination by the Office of the Comptroller of the Currency, subject to the limitations and requirements of Section 45 of the Federal Deposit Insurance Act (12 U.S.C. 1831v) and Section 115 of the Gramm-Leach-Bliley Act (12 U.S.C. 1820a).
     (iii) The Company shall, at FNBO’s expense, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, as promptly as possible, to assist FNBO or its Affiliates in obtaining any Regulatory Approval necessary for FNBO or its Affiliates to qualify or continue its ownership interest in the Company as a permissible investment, including by (A) making appropriate filings and submissions to any Government Entity required by Law applicable to the Company or the Subsidiaries or FNBO or its Affiliates, (B) providing any information to FNBO as may be reasonably requested by FNBO or its Affiliates in connection therewith and (C) executing and delivering additional documents necessary to consummate the transactions contemplated by this Agreement in connection therewith. FNBO shall use its commercially reasonable efforts to obtain any Regulatory Approval as promptly as possible, provided that FNBO will exercise commercially reasonable efforts to minimize disclosure of any confidential or proprietary information relating to the Company and to seek confidential treatment for any such information, in each case to the maximum extent allowed under applicable Law.
     (iv) Notwithstanding the foregoing but subject to Section 4.09(g), the obligations of the Company contained in Section 2.04(b)(i)-(iii) shall be deleted and of no force and effect following a Large Acquisition or when FNBO and its Affiliates hold less than 15% of the outstanding Units, in which case CDEC shall have a right to call FNBO’s Units from FNBO (and FNBO shall be obligated to sell to CDEC (or its Affiliates) all of FNBO’s Units and FNBO shall have the right to put its Units to CDEC (and CDEC (or its Affiliates)) shall be obligated to purchase from FNBO) all of FNBO’s Units for cash in the event the Company determines actual or proposed activities of the Company are regulated, restricted or prohibited by Law due to FNBO’s ownership of the Units or FNBO determines it is in violation of applicable banking Laws due to its ownership of the Units and such regulation, restriction, prohibition or violation is not resolved within 120 days of such determination. FNBO shall indemnify the Company, CDEC and CDEC’s Affiliates for all Losses resulting out of such regulation, restriction, prohibition or violation during such 120 day period. “Losses” means any losses, liabilities, damages and claims and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties). The valuation of the Units shall be consistent with the methodology used in Section 4.09(f). Such call and put rights shall begin following such 120 day period and continue for so long as such restriction, regulation, prohibition or violation is occurring.
     (c) Company Action. Subject to the provisions of this Agreement, except as prohibited by applicable Law, (i) the Company may, with the approval of the Board of Directors, enter into and perform any and all documents, agreements and instruments contemplated by such approval, all without any further act, vote or approval of any Member, and (ii) the Board of Directors may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.
     Section 2.05. Foreign Qualification. Prior to the Company’s or any Subsidiary’s conducting business in any jurisdiction other than Delaware, the Board of Directors shall cause the Company or such Subsidiary to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company or any Subsidiary as a foreign limited liability company conducting business in that jurisdiction.
     Section 2.06. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board of Directors may designate from time to time in the manner provided by Law. The principal office of the Company shall be at such place as the Board of Directors may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may have such other offices as the Board of Directors may designate from time to time.
     Section 2.07. No State-law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Director or Officer shall be a partner or joint venturer of any other Member, Director or Officer by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
ARTICLE III
UNITS
     Section 3.01. Authorized Units. The only beneficial interests in the Company shall be units (“Units”). The Company shall have authority to issue Class A Units having the rights, preferences, privileges and restrictions set forth in this Agreement (each, a “Class A Unit” and, collectively, the “Class A Units”), Class B Units having the rights, preferences, privileges and restrictions set forth in this Agreement (each, a “Class B Unit” and, collectively, the “Class B Units”), and Class C Units having the rights, preferences, privileges and restrictions set forth in Section 4.09(g) (each, a “Class C Unit” and, collectively, the “Class C Units”); provided, however, that, subject to Section 4.01(h)(xii), (i) the Board of Directors may from time to time authorize the issuance of additional Class A Units and Class B Units and such other Units with such rights, preferences, privileges and restrictions as the Board of Directors shall designate in accordance with the terms and conditions of this Agreement (provided that such rights, preferences or privileges shall not disproportionately impact the Economic Interests or voting rights of a Member in any material and adverse respect without the written consent of such Member except as otherwise set forth in Section 4.09(g)), and (ii) this Agreement shall be amended in order to document such new classes of Units and their rights, preferences, privileges and restrictions and/or such authorized number of Units of existing classes of Units, in each case with no further action required by the Members. Except as otherwise set forth in Section 4.09(g), the issuance of any Units after the Effective Date shall be subject to the Members’ Preemptive Rights and FNBO’s rights under Section 4.09(b)(ii), as applicable, shall be issued at a price at least equal to or greater than Fair Market Value and shall be paid for in cash or, in connection with an acquisition by the Company or any Subsidiary or the contribution by a Member of assets to the Company or any Subsidiary related to the Business or its strategic direction as outlined in the Business Plan, cash or other property the Fair Market Value of which shall be determined in good faith by the Board of Directors. The initial holdings of Units shall be as set forth on Schedule I.
     Section 3.02. General. Except as otherwise expressly provided in this Agreement, all Units shall have identical rights and privileges in every respect.
     Section 3.03. Voting. Each Member shall be entitled to one vote per Class A Unit and one vote per Class B Unit that it holds with respect to any matter as to which the Members holding such Units are entitled to vote, provided that any Class A Units or Class B Units held by any Assignee shall be nonvoting, in each case except as otherwise provided in this Agreement.
     Section 3.04. Preemptive Rights.
     (a) General. At any time before the consummation of the IPO, the Company shall not be authorized to issue any New Securities (other than Exempt Securities) unless each Member is granted the opportunity to purchase for cash up to its Pro Rata Portion of such New Securities (other than Exempt Securities) (“Preemptive Rights”), provided that, for the avoidance of doubt, (i) the Board of Directors may waive the Preemptive Rights of all Members with respect to any issuance of New Securities that otherwise meets the requirements specified in clause (c) of the definition of Exempt Securities, (ii) no Member shall have Preemptive Rights with respect to the IPO and (iii) no Member shall have Preemptive Rights with respect to any Units purchased by FNBO pursuant to Section 4.09(b)(ii).
     (b) Offer Period. Promptly following the Board’s determination to issue New Securities (other than Exempt Securities), the Company shall provide each Member with a written notice describing in reasonable detail the New Securities being offered, the purchase price thereof, the basis for the determination of the purchase price thereof, the payment terms, such Member’s Pro Rata Portion of the New Securities and all other facts that would be material to any determination by a Member as to whether to purchase such New Securities (the “Preemptive Rights Notice”). In order to exercise its Preemptive Rights, each Member must deliver a written notice to the Company describing its election to exercise its Preemptive Rights within five Business Days after receipt of the Preemptive Rights Notice.
     (c) Expiration of Offer Period. For 120 days following the expiration of the offering period described in Section 3.04(b), the Company shall be entitled to sell such New Securities that the Members have not elected to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to the Members. Any New Securities to be sold by the Company to any Person after such 120-day period must be reoffered to the Members pursuant to the terms of this Section 3.04.
     Section 3.05. Units Held by New SPC. All Units held by New SPC shall be deemed to be held by FNBO for purposes of this Agreement (other than, with respect to those Units owned by New SPC, for purposes of the economic rights to allocations and distributions set forth in Article V hereof and the economic rights upon dissolution of the Company pursuant to Section 6.02 and the Act), and New SPC shall be obligated to comply with the terms, conditions and obligations applicable to FNBO as set forth herein, including with respect to any obligation to Transfer Units as contemplated by Articles IV and VI. New SPC shall be solely a passive investor in the Company, and any rights with respect the Units held by New SPC pursuant to the terms and conditions of this Agreement shall be deemed to be held by FNBO for purposes of this Agreement (other than, with respect to those Units owned by New SPC, for purposes of the economic rights to allocations and distributions set forth in Article V hereof and the economic rights upon dissolution of the Company pursuant to Section 6.02 and the Act).
     Section 3.06. Large Acquisition — Limitation on Rights, Powers and Privileges. Each Member acknowledges and agrees that the rights, powers and privileges set forth herein of the Members shall be subject to the terms and conditions of Section 4.09(g).
ARTICLE IV
MANAGEMENT
     Section 4.01. Board of Directors.
     (a) Management by the Board of Directors. Subject to the Business Plan and the terms of this Agreement, the business and affairs of the Company shall be managed and controlled by, or under the direction of, a Board of Directors (the “Board of Directors,” and each director on the Board of Directors is referred to individually as a “Director” and collectively as the “Directors”), which may exercise all such powers of the Company and do all such lawful acts and things as are not, by Law or by this Agreement, directed or required to be exercised or done by a Member or the Members.

     (b) Waiver of Fiduciary Duties. Each of the Members and the Company acknowledges and agrees that (i) each Director is the designee of the Member(s) that appointed such Director, is acting as a proxy for such Member(s) with respect to the management of the Company and does not have any duties (including fiduciary duties) to the Company, any Subsidiary or any other Member, nor shall any Member have any such duty, and (ii) each Member hereby acknowledges and agrees that each Director, in determining whether or not to vote in support of or against any particular decision for which the Board of Directors’ consent is required, may act in and consider the best interest of the Member who designated such Director and shall not be required to act in or consider the best interests of the Company or the other Members or parties hereto. Each of the Members and the Company agree that any duties, whether express or implied (including fiduciary duties), of a Director to the Company or to any other Member that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Act (including Section 18-1101(c) of the Act) and any other applicable Law, and each Member hereby waives all rights to, and releases each Director from, any such duties. Notwithstanding anything to the contrary contained in this Agreement, (i) the foregoing shall not eliminate or limit the obligation of the Members or any Director to act in compliance with the express terms of this Agreement (other than the foregoing), including an obligation in this Agreement to make determinations in good faith, and (ii) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing of the Members. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be deemed to constitute any Director or Member an agent or legal representative of any other Member or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between the members of a limited liability company as may be created by the Act. A Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member, the Company or any Subsidiary.
     (c) No Individual Authority. No Director has the authority or power to act for, or on behalf of, the Company, to do any act that would be binding on the Company or any Subsidiary, to make any expenditures or incur any obligations on behalf of the Company or any Subsidiary or to authorize any of the foregoing, other than acts that are expressly authorized by the Board of Directors.
     (d) Designation of the Directors.
     (i) Number and Designation. The Board of Directors shall consist of five Directors as of the Effective Date. The number of Directors constituting the entire Board of Directors may be changed only with the written approval of a majority of the Directors, subject to the supermajority voting requirements of Section 4.01(h)(xv). The Directors shall be determined by the Members as provided in this Section 4.01(d)(i). Directors need not be Members or officers of Members. At any time at which Members shall have the right to, or shall, vote for Directors of the Company, the Members shall vote all Units as to which they are then entitled to vote generally in the election of Directors so as to fix the number of Directors at five (or such other number as is approved pursuant to this Section 4.01(d)(i)) and for the election of a Board of Directors in the manner set forth below or in such other manner as is approved pursuant to any change in the number of Directors approved pursuant to this Section 4.01(d)(i):
     (A) Three Directors designated by the Members holding a majority of the Class A Units then held by all Members (each, a “Class A Director” and, collectively, the “Class A Directors”); and
     (B) Two Directors designated by the Members holding a majority of the Class B Units then held by all Members (each, a “Class B Director” and, collectively, the “Class B Directors”), provided that, subject to Section 4.09(g), for so long as FNBO and its Affiliates collectively hold Class B Units representing 17.5% or more of the outstanding Units, FNBO shall designate at least one of such two Directors. Notwithstanding any other provisions of this Agreement including Section 4.09(g), in the event that FNBO shall cease to be a Member or becomes a holder of only Class C Units, for so long as FNBO sponsors the Company for registration with any Card Association, FNBO shall be entitled to one observer seat on the Board of Directors, to notice of and to attend all meetings of the Board of Directors and committees thereof and to all information provided to the Board of Directors and committees thereof.
     The Board of Directors as of the Effective Date shall be comprised of the individuals set forth on Exhibit B.
     (ii) Term. Each Director shall hold office until the earlier of (A) the appointment or election and qualification of the Director’s successor and (B) the Director’s death, resignation or removal. There is no limit to the number of terms a Director may serve.
     (iii) Removal; Election of Successors. If the Company receives a written notice that either the Members holding a majority of the Class A Units then held by all Members or the Members holding a majority of the Class B Units then held by all Members desire to remove a Director designated by the applicable Members, the Company and each of the Members agrees to take such action as is necessary to call a special meeting of the Members of the Company (or effect a written consent in lieu thereof) for the purpose of effecting any such removal, and at such meeting (or in effecting such consent for any reason) each of the Members shall vote to accomplish said result, provided that, subject to Section 4.09(g), for so long as FNBO and its Affiliates collectively hold Class B Units representing 17.5% or more of the outstanding Units, only FNBO may deliver such written notice in respect of the removal of any Director designated by FNBO. In the event that any Director is removed or shall have resigned or become unable to serve, the Member that had the power to designate such Director pursuant to Section 4.01(d)(i) shall have the power to designate a person to fill such vacancy, and shall nominate an individual to fill such vacancy within thirty (30) days of any removal or resignation, whereupon the Company and each of the Members agrees to take such action as is necessary to elect such person to fill such vacancy promptly (including, if necessary, calling a special meeting of the Members of the Company (or effecting a written consent in lieu thereof) and voting all Units owned by such Members to accomplish such result). Other than as provided in this Section 4.01(d)(iii), no Member shall, nor have the power of authority to, vote in favor of the removal of any Director who shall have been designated or nominated pursuant to Section 4.01(d)(i). Any Director designated by a majority of the Board of Directors pursuant to Section 4.01(e) to fill a newly created Director position may be removed by a vote of the majority of the Board of Directors.
     (e) Vacancies; Resignation. Vacancies shall be filled in accordance with Section 4.01(d)(i), other than vacancies of newly created Director positions resulting from any increase in the number of Directors pursuant to Section 4.01(h)(xv), which vacancies shall be filled in the manner dictated at the time of the creation of the newly created Director position. Newly created Director positions resulting from any increase in the number of Directors, unless filled in another manner approved in connection with the approval of such newly created Director position, may be filled by a vote of the majority of the Board of Directors, and each Director so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal by the Board of Directors. A Director may resign at any time by giving written notice to the Board of Directors.
     (f) Meetings.
     (i) Regular Meetings. Regular meetings of the Board of Directors shall be held within sixty (60) days of the end of each fiscal year and at least once every fiscal quarter, in each case at such times and places as shall be designated from time to time by resolution of the Board of Directors. Written notice of each regular meeting of the Board of Directors shall be given to each Director at least five Business Days before the date of the meeting unless waived by each Director.
     (ii) Special Meetings. Special meetings of the Board of Directors may be called on at least five Business Days’ notice (unless waived by each Director) to each Director and may be called by any Director.
     (iii) Notice; Waiver. Notice of any regular or special meeting of the Board of Directors or any committee of the Board of Directors may be given personally or by mail, facsimile or courier and shall be deemed given upon any of the following: (A) when personally delivered to the Director; (B) when sent by first class mail to the Director; (C) when faxed to the Director (provided such fax is confirmed); or (D) one Business Day after being sent to the Director by reputable national overnight courier service (charges prepaid), at the mailing address or fax number, as applicable, of the Director as listed on the books and records of the Company. The name, address, facsimile and telephone number of each of the current Directors are as set forth on Exhibit B. Attendance of a Director at a meeting in person or by proxy shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any Director appointed shall be entitled to appoint another Director as a proxy to attend and vote at meetings in his absence.
     (iv) Place of Meetings. All meetings of the Board of Directors may be held either within or without the State of Delaware at such place or places as shall be determined from time to time by resolution of the Board of Directors.
     (v) Attendance by Telephone. Members of the Board of Directors may participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.
     (vi) Quorum; Actions at a Meeting.
     (A) Provided that notice is given to or waived by all Directors pursuant to Section 4.01(f)(iii), a majority of the total number of Directors (which majority shall include at least two Class A Directors and at least two Class B Directors) shall constitute a quorum for the transaction of business of the Board of Directors and, subject to Section 4.01(h), the acts of a majority of the Directors present at a meeting of the Board of Directors at which a quorum is present shall be the acts of the Board of Directors, provided that such acts include the affirmative vote of at least one Class A Director. Approval of the Board of Directors shall be required for any contracts between a Member and the Company, subject to the supermajority voting requirements of Section 4.01(h).
     (B) Notwithstanding Section 4.01(f)(vi)(A), if it is determined after the calling of any Board of Directors meeting pursuant to the provisions of this Agreement that the number of Directors able to attend such meeting will not constitute a quorum (as set forth in Section 4.01(f)(vi)(A)), then such meeting shall be rescheduled by the Board of Directors for a date within five Business Days after the date on which such meeting was initially proposed to be held (the “Rescheduled Board of Directors Meeting”). If it is determined that the number of Directors able to attend such Rescheduled Board of Directors Meeting will not constitute a quorum, then, for purposes of such Rescheduled Board of Directors Meeting only, a quorum shall be considered present when a majority of the Directors are in attendance which shall include at least one Class A Director, provided that no matter may be considered at the Rescheduled Board of Directors Meeting that was not the subject of the notice of meeting delivered pursuant to Section 4.01(f)(iii) with respect to the initial meeting.

     (C) Notwithstanding Section 4.01(f)(vi)(A), following a Trigger Event, a quorum shall exist when a majority of the Directors are in attendance, provided that notice is given to or waived by all Directors pursuant to Section 4.01(f)(iii).
     (D) A Director who is present in person or by proxy at a meeting of the Board of Directors at which action on any matter is taken shall be presumed to have assented to the action unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.
     (g) Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all of the members of the Board of Directors consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors.
     (h) Supermajority Voting. Notwithstanding anything to the contrary contained herein but subject to the last sentence of this Section 4.01(h) and Section 4.09 (g), the following matters relating to the business and operations of the Company and/or the Subsidiaries shall be presented to the Board of Directors and shall require the affirmative vote of at least four out of the five Directors, or, in the event that the Board of Directors is expanded pursuant to Section 4.01(d)(i), a number of Directors that includes at least one Class B Director who is designated by FNBO (a “Board Supermajority”):
     (i) any Change of Control of the Company or Opco (A) during the first two years following the Effective Date, (B) during the third year following the Effective Date that implies an Enterprise Value of the Company and the Subsidiaries of less than $295,000,000 or (C) during the fourth or fifth years following the Effective Date that implies an Enterprise Value of the Company and the Subsidiaries of less than $400,000,000 (in each case other than in connection with a Qualifying Acquisition or a Large Acquisition);
     (ii) any sale, transfer or disposition, in one or a series of related transactions, of any assets or other property of the Company and/or any Subsidiary having a Fair Market Value in excess of $29,500,000 in the aggregate (other than pursuant to a Change of Control or as contemplated by the Business Plan or in connection with a Qualifying Acquisition or a Large Acquisition);
     (iii) any transfer of a Business function or service from the Company or Opco to a person other than FNBO or its Affiliates, unless such transfer is included in the process provided for in the initial Business Plan agreed to by CDEC and FNBO as of the Effective Date or is done pursuant to the Transition Services Agreement (as defined in the Investment Agreement), or otherwise does not increase costs attributable to the Company for functions or services of equivalent quality and service levels;
     (iv) any contract between a Member (or an Affiliate), other than CDEC or its Affiliates, and the Company or Opco, other than in connection with a Qualifying Acquisition or a Large Acquisition;
     (v) the engagement by the Company or any Subsidiary, either directly or indirectly, in a transaction or series of related transactions with TSYS or any entity in which TSYS holds equity securities or debt convertible into equity securities or any executive management employee of the Company or any Subsidiary, including ownership by TSYS or an executive management employee or a member of any such individual’s family group of any supplier, contractor, subcontractor, customer or other entity with which the Company or any Subsidiary does business or seeks to do business (other than as a shareholder of less than 2% of a publicly traded class of securities), where either (X) such transaction or transactions are not on arm’s-length terms or (Y) such transaction or transactions would require the Company or any Subsidiary to pay or incur obligations of more than $500,000 other than in connection with a Qualifying Acquisition or a Large Acquisition;
     (vi) any material expansion in the scope of services provided by the Business to its customers (it being understood that the provision of services reasonably related to the current Business shall not constitute such a material expansion) other than in connection with a Qualifying Acquisition or a Large Acquisition;
     (vii) any loan or series of related loans (other than in connection with Independent Sales Organizations’ and Agent Banks’ residuals financing) by the Company or any Subsidiary (except in the ordinary course of business or in connection with a Qualifying Acquisition or a Large Acquisition) in an amount exceeding $1,000,000 or a loan in connection with an acquisition from FNBO or its Affiliates;
     (viii) the effectuation of any Non-Qualified IPO before the third anniversary of the Effective Date other than in connection with a Qualifying Acquisition or a Large Acquisition;
     (ix) [Intentionally Deleted.]
     (x) the declaration, setting aside for payment of, or payment of, any Distribution by the Company to the Members other than Quarterly Distributions or as contemplated by the Business Plan;
     (xi) any request for any additional capital contribution from FNBO and/or from New SPC in its capacity as a Member for any purposes other than for acquisitions made by the Company;

     (xii) issuances of interests in the Company, other than in connection with a Qualifying Acquisition or Large Acquisition, constituting on a fully diluted basis more than 20% of the Company (the “Issuance Threshold”); provided, however that no Board Supermajority consent will be necessary at any time after the third anniversary date of this Agreement if the Company’s EBITDA for the most recently completed twelve month period preceding a designated measurement date is less than $17,500,000. For purposes of clarification, the issuance of interests below the Issuance Threshold may include issuances of interests to one or more of the Members or their Affiliates (which shall not be subject to Sections 4.01(h)(iv) or (v)), provided that such issuances are at least at Fair Market Value;
     (xiii) approval and submission to any applicable tax authority of any material tax elections (other than a Section 754 election or an election to make Section 704(c) or “reverse Section 704(c)” allocations in the manner specified herein or an election to treat any new direct or indirect subsidiaries acquired or organized by the Company as a partnership or disregarded entity for U.S. federal income tax purposes), including any permitted determinations related to any Adjusted Capital Account Deficit or Gross Asset value, or matters in Sections 5.03(d)(iv), 5.03(f), 7.02(e) and 7.03, provided that the following review and deadlock resolution procedure shall apply with respect to the matters subject to this Section 4.01(h)(xiii): The Class A Directors shall provide draft copies of any such material tax elections to the Class B Directors at least thirty (30) days before the filing deadline and shall provide the Class B Directors with any information requested by the Class B Directors to review such tax elections. The Class B Directors will notify the Class A Directors within 15 days of receipt of such draft tax election of their approval or disapproval of the draft tax election. If a Board Supermajority cannot agree on whether to make any such tax election, then the election shall not be made. If a Board Supermajority cannot agree on any other tax position in a material tax election where an election must be made, then, at the Company’s expense, any Big Four accounting firm agreed to by a Board Supermajority shall determine whether the tax position proposed by the Class A Directors or the tax position proposed by the Class B Directors is more likely to prevail or, if such positions are equally likely to prevail, whether the tax election proposed by the Class A Directors or the tax election proposed by the Class B Directors is more neutral to the Members, and in each case such determination shall be binding for purposes of this Section 4.01(h)(xiii);
     (xiv) other than in connection with a Qualifying Acquisition or a Large Acquisition any change to the capitalization or organization of any Subsidiary or any change at any Subsidiary or any governance provisions of any Subsidiary that, in any case, would in any way have the effect of circumventing the provisions, including the protections afforded the Members in Section 4.01(h), of this Agreement, or materially and adversely affecting any Member that, together with its Affiliates, collectively holds 15% or more of the Units in a manner differently than or disproportionate to the other Members, including the amendment of the Opco LLC Agreement, it being understood that it is intended that no action may be effected at a Subsidiary that could not be effected at the Company under this Agreement;
     (xv) any determination to increase the size of the Board of Directors or to grant to any Person, other than CDEC and FNBO pursuant to the terms of this Agreement, the right to appoint a member of the Board of Directors.
Notwithstanding the foregoing, following a Trigger Event, only the affirmative vote of a majority of the Directors present at a meeting shall be required with respect to the actions described in Section 4.01(h) (other than clauses (i), (iii), (v) and (xii) thereof); provided that such approval includes the affirmative vote of at least one Class A Director.
     (i) Approval of Business Plan. The Company shall conduct its business affairs at all times in accordance with the Business Plan in effect from time to time. Not less frequently than once a year, the Board of Directors shall review, amend and update the Business Plan to account for any acquisitions, dispositions or other Board of Directors-approved actions that were not contemplated by the Business Plan at the time of its adoption, and the adoption of each Business Plan shall require the approval of a majority of the Board of Directors.
     (j) Compensation. The Company will reimburse all Directors for reasonable out-of-pocket expenses (including travel expenses) actually incurred in connection with their service on the Board of Directors or any committee thereof, promptly upon written request. In the discretion of the Board of Directors, each Director (other than an employee of the Company or any Subsidiary, FNBO, CDEC or any of their respective Affiliates) may be paid such fees for such Director’s services as Director or as a member of any committee as the Board of Directors may determine from time to time.
     (k) Committees.
     (i) Authorization; Composition; Powers. The Board of Directors shall, by resolution adopted by a majority of the Directors then in office, designate such committees as the Board of Directors from time to time may determine, and prior to a Trigger Event each such committee shall consist of at least one Class A Director and at least one Class B Director as members (which Class A Director and Class B Director shall be designated by the Members holding a majority of the Class A Units then held by all Members and the Members holding a majority of the Class B Units then held by all Members, respectively, voting as a separate class, provided that, subject to Section 4.09(g), for so long as FNBO and its Affiliates collectively hold Class B Units representing 17.5% or more of the outstanding Units, FNBO shall designate such Class B Director). Except as expressly limited by applicable Law, any such committee shall have and may exercise such powers and authority as the Board of Directors may determine and specify in the resolution designating such committee or any amendment thereto, but subject to the limitations in this Agreement, including Section 4.01(h), applicable to the Board of Directors.

     (ii) Quorum; Actions at a Meeting.
     (A) Provided that notice is given pursuant to Section 4.01(f)(iii) to or waived by all Directors who are members of the committee, the presence in person or by proxy of at least one Class A Director and at least one Class B Director shall be required for any committee to have a quorum, except as otherwise provided in Sections 4.01(k)(ii)(C) and (D).
     (B) The affirmative vote of a majority of the committee members present at a meeting shall be sufficient for effective committee action when a quorum is present, provided that such majority includes at least one Class A Director.
     (C) Notwithstanding Sections 4.01(k)(ii)(A) and (B), if it is determined after the calling of any committee meeting pursuant to the provisions of this Agreement that the Directors able to attend such meeting will not constitute a quorum (as set forth in Section 4.01(k)(ii)(A)), then such meeting shall be rescheduled for a date within 10 Business Days after the date on which such meeting was initially proposed to be held (the “Rescheduled Committee Meeting”). If it is determined that the number of Directors able to attend such Rescheduled Committee Meeting will not constitute a quorum, for purposes of such Rescheduled Committee Meeting only, a quorum shall be considered present when a majority of the Directors that are members of such committee are in attendance, which shall include at least one Class A Director, provided that no business may be considered at the Rescheduled Member Meeting that was not the subject of the notice of meeting delivered pursuant to Section 4.01(f)(iii) with respect to the initial meeting.
     (D) Notwithstanding Sections 4.01(k)(ii)(A), following a Trigger Event, a quorum shall exist when a majority of the Directors that are members of such committee are in attendance, provided that notice is given to or waived by all Directors pursuant to Section 4.01(f)(iii).
     (iii) Attendance by Telephone. Members of a committee of the Board of Directors may participate in any meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.
     (iv) Action Without Meeting. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all of the members of such committee consent thereto in writing and the writing or writings are filed with the minutes of proceedings of such committee.

     Section 4.02. Meetings of the Members.
     (a) Meetings.
     (i) Regular Meetings. The Company may hold annual meetings to transact such business as the Members may determine, provided that no action may be taken at any regular meeting of Members that would in any way have the effect of circumventing the provisions of this Agreement, including the protections afforded the Members in Section 4.01(h). The date of the annual meeting, if held, shall be determined by the Board of Directors.
     (ii) Special Meetings. Special meetings may be called by a majority of the Board of Directors upon at least two Business Days’ notice to the Members or by any Member upon at least five Business Days’ notice given in accordance with Section 8.07 to the other Members, provided that no action may be taken at any special meeting of Members that would in any way have the effect of circumventing the provisions of this Agreement, including the protections afforded the Members in Section 4.01(h).
     (iii) Notice; Waiver. Written notice of each regular meeting of the Members setting the place, date and time of the meeting shall be given in accordance with Section 8.07, not less than 10 or more than 60 calendar days before the date of the meeting, to each Member. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     (iv) Place of Meetings. All meetings of the Members shall be held at such time and place within or without the State of Delaware as shall be designated by the Board of Directors or, if called by a Member, at the principal place of the Company and the Subsidiaries. In the absence of any such designation by the Board of Directors, each such meeting shall be held at the principal place of business of the Company and the Subsidiaries.
     (v) Attendance by Telephone. Members may participate in any meeting of Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.
     (b) Quorum; Actions at a Meeting.
     (i) Provided that notice is given pursuant to Section 4.02(a)(ii) or (iii), as applicable, to or waived by all Members, a quorum shall be considered present when Members holding two-thirds of the Units then held by all Members are in attendance, except as otherwise provided in Sections 4.02(b)(iii) and (iv).

     (ii) Approval for any matter submitted to the Members for a vote shall require the affirmative vote or consent of the Members holding a majority of the Units then held by all Members, voting together as a single class, present at a meeting in which a quorum is present, except as otherwise expressly provided by this Agreement.
     (iii) Notwithstanding Sections 4.02(b)(i) and (ii), if it is determined after the calling of any meeting of Members pursuant to the provisions of this Agreement that the number of Members able to attend such meeting will not constitute a quorum (as set forth in Section 4.02(b)(i)), then such meeting shall be rescheduled for a date within 10 Business Days after the date on which such meeting was initially proposed to be held (the “Rescheduled Member Meeting”). If it is determined that the number of Members able to attend such Rescheduled Member Meeting will not constitute a quorum, for purposes of such Rescheduled Meeting only, a quorum shall be considered present when Members holding a majority of the Units then held by all Members are in attendance (which in any event shall include Members holding a majority of the Class A Units), provided that no business may be considered at the Rescheduled Member Meeting that was not the subject of the notice of meeting delivered pursuant to Section 4.02(a) with respect to the initial meeting; provided, further, that no action may be taken at any Rescheduled Member Meeting that would in any way have the effect of circumventing the provisions of this Agreement, including the protections afforded the Members in Section 4.01(h).
     (iv) Notwithstanding Section 4.02(b)(i), following the occurrence of a Trigger Event, a quorum shall be considered present when Members holding a majority of the Units then held by all Members are in attendance.
     (c) Informal Action by Members. Any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by those Members that would be necessary to approve such action at a meeting of the Members at which a quorum was present. Notice of any such action shall be delivered to all Members as promptly as practicable.
     (d) Approval or Ratification of Acts or Contracts. Any act or contract that shall be approved or be ratified by the Board of Directors in accordance with this Agreement shall be valid and binding upon the Company.
     (e) Actions Requiring Member Approval. The prior written consent of the Members holding a majority of the Class A Units then held by all Members and the Members holding a majority of the Class B Units then held by all Members, each voting separately as a single class, shall be required for the following, provided that, subject to Section 4.09(g), for so long as FNBO and its Affiliates collectively hold Class B Units representing 17.5% or more of the outstanding Units, FNBO’s (and only FNBO’s) written consent in respect of the Class B Units will be required:

     (i) any matters required by the Act to be approved by each class of Units;
     (ii) any amendment to the Certificate; and
     (iii) any amendments to this Agreement
provided that, following the occurrence of a Trigger Event, any amendments to the Certificate or this Agreement shall only require the prior consent of the Members holding a majority of the Units, voting together as a single class. Notwithstanding anything to the contrary contained herein, if an amendment to the Certificate or this Agreement would (i) materially and adversely affect any Member’s rights to distributions or the allocations set forth in this Agreement, (ii) modify the limited liability of a Member in a manner adverse to such Member, or (iii) amend the definition of Arbitration Dispute, Change of Control, Exempt Securities, Lauritzen Group, New Securities, Pro Rata Portion, Trigger Event or Section 2.04(b), Section 3.03, Section 7.02, Section 8.11 or any provision Articles IV, V or VI, then the consent of a majority of each group of Members affected in the same manner shall be required, provided that, subject to Section 4.09(g), if the affected Members are Class B Members (as a Class) for so long as FNBO and its Affiliates collectively hold Class B Units representing 17.5% or more of the outstanding Units, then FNBO’s (and only FNBO’s) written consent in respect of the Class B Units will be required; provided, further, that any Members that are Affiliates of any Member who has proposed an amendment to the Certificate or this Agreement shall be deemed to be affected in the same manner by such amendments as the Affiliated Member proposing it (and not of any other group affected differently than the Member proposing the amendment), it being understood that any amendment to Section 4.01(h) shall be considered material and adverse. Except for the matters listed above and as otherwise specifically contemplated in this Agreement, the consent of the Members shall not be required for any other matter or action.
     Section 4.03. Chairperson. A majority of the Class A Directors shall designate a Director to serve as Chairperson of the Board of Directors (the “Chairperson”). For the avoidance of doubt, a Director serving as the Chairperson shall be entitled to vote with the Board of Directors on all matters, including the designation of a Chairperson. The Chairperson shall preside at all meetings of the Board of Directors. If the Chairperson is absent at any meeting of the Board of Directors, a majority of the Directors present shall designate another Director to serve as interim Chairperson for that meeting. The Chairperson shall have no authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligations on behalf of the Company or authorize any of the foregoing. The initial Chairperson is noted on Exhibit B.
     Section 4.04. Officers.
     (a) Designation and Appointment. The Board of Directors may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s and the Subsidiaries’ business (subject to the supervision and control of the Board of Directors), including employees, agents and other Persons (any of whom may be a Member or Director) who may be designated as Officers of the Company or of one or more Subsidiaries, with titles as and to the extent authorized by the Board of Directors. Any number of offices may be held by the same Person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Board of Directors may, from time to time, delegate to them. The Board of Directors may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner provided in this Agreement.
     (b) Resignation/Removal. Any Officer may resign his or her office at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Board of Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Board of Directors. Designation of an Officer shall not of itself create any contractual or employment rights.
     (c) Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the Laws of the State of Delaware.
     (d) President. The Board of Directors shall appoint a President of the Company (the “President”). The President (i) shall be in general and active charge of the entire business and affairs of the Company and shall be its chief policy-making officer and (ii) shall, subject to the powers of the Board of Directors and the limitations set forth in Section 4.01, have the power and authority to cause the Company to enter into and perform contracts and agreements in the ordinary course of business without action of the Board of Directors in accordance with the Business Plan. The President shall have such other powers and perform such other duties as may be prescribed by the Board of Directors. In the event that the President resigns or is removed for any reason, the Board of Directors will consult with FNBO in good faith regarding the successor President.
     (e) Chief Financial Officer. The chief financial officer of the Company (the “Chief Financial Officer”) shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital. The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the President or the Board of Directors, subject to the limitations set forth in Section 4.01 and the Business Plan. For the sake of clarity, no separate vote of the Members holding Class B Units or the Class B Directors shall be required to hire the initial or any successor Chief Financial Officer.
     (f) Vice President(s). The vice president(s) of the Company shall perform such duties and have such other powers as the Board of Directors may from time to time prescribe.
     (g) Secretary.
     (i) The secretary of the Company (the “Secretary”) shall attend all meetings of the Board of Directors, and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees of the Board of Directors when required.
     (ii) The Secretary shall keep all documents described in Article VII and such other documents as may be required under the Act. The Secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the President or the Board of Directors. The Secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.
     (iii) If the Board of Directors chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the Secretary, shall perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the President or the Board of Directors may from time to time prescribe.
     Section 4.05. Management Matters. The Board of Directors shall take all action which may be necessary or appropriate (a) for the continuation of the Company’s valid existence as a limited liability company under the Laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (b) for the maintenance, preservation and operation of the business of the Company and the Subsidiaries in accordance with the provisions of this Agreement and applicable Laws and regulations. The Board of Directors shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company or any Subsidiary is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable Laws of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective Capital Accounts.
     Section 4.06. Liability of Members.
     (a) No Personal Liability. Except as otherwise required by applicable Law or as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Person’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or any Subsidiary or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or any Subsidiary or for any losses of the Company or any Subsidiary.
     (b) Limited Liability of the Member. The liability of each Member, in its capacity as such, cannot exceed (i) the amount of its Capital Contributions, if any, (ii) its share of any assets and undistributed profits of the Company and (iii) the amount of any distributions wrongfully distributed to it to the extent set forth in the Act, except to the extent such Member (including through its nominated Directors) has breached this Agreement.
     (c) Return of Distributions. In accordance with the Act and the Laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article V of this Agreement shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property, except to the extent such Member has breached this Agreement with respect to the receipt of such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any Director or other Member.
     Section 4.07. Exculpation; Indemnification by the Company.
     (a) Exculpation. To the fullest extent permitted by Law, no past, present or future Member or Affiliate of any of the foregoing, or Tax Matters Member or Director or any of their respective employees (each, in their capacity as such, a “Covered Person”), shall be liable to the Company or the Subsidiaries or any other Person who is bound by this Agreement for any or all losses, damages, claims, judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) actually incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company or the Subsidiaries and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person in accordance with this Agreement, except to the extent such Expenses are due to the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, such Covered Person (each, a “Covered Claim”). The provisions of this Agreement, to the extent that they restrict, limit or eliminate the duties and liabilities of a Covered Person to the Company or any Subsidiary or the Members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities at law or in equity of such Covered Person, and each Member to the fullest extent permitted by applicable Law hereby waives any right to make any claim, bring any action or seek any recovery based on such other duties or liabilities for breach thereof.

     (b) Indemnification. Subject to the limitations and conditions provided in this Section 4.07, each Covered Person who was or is made a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative, with respect to a Covered Claim (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding (a “Covered Proceeding”), by reason of the fact that he, she or it, or a Person of which he, she or it is or was a Covered Person, shall be indemnified by the Company or, to the extent applicable, a Subsidiary to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment), against all Expenses actually incurred by such Person in connection with such Covered Proceeding, and indemnification under this Section 4.07 shall continue as to a Covered Person who has ceased to serve in the capacity which initially entitled such Covered Person to indemnity under this Agreement. The indemnification provided in this Section 4.07 is recoverable only out of the assets of the Company and/or the Subsidiaries, and no Member, Director, Officer or employee of the Company or any Subsidiary has any personal liability, or obligation to make a capital contribution, on account thereof.
     (c) Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and the Subsidiaries and upon such information, opinions, reports or statements presented to the Company or the Subsidiaries by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits or Net Losses of the Company and the Subsidiaries, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company and the Subsidiaries or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to the Members or creditors of the Company and the Subsidiaries might properly be paid.
     (d) Advancement of Expenses. The Company shall advance reasonable expenses (including reasonable attorneys’ fees) incurred by or on behalf of a Covered Person who is a Director or Officer in connection with a Covered Proceeding (ignoring for purposes of this clause (d) the exception contained therein relating to gross negligence or willful misconduct or breach of this Agreement) within 20 days after receipt by the Company from such Covered Person of a statement requesting such advances from to time, provided such statement provides reasonable documentary evidence of such expenses and provides a written undertaking by the Covered Person to repay any and all advanced expenses in the event such Covered Person is ultimately determined by a Court of competent jurisdiction not to be entitled hereunder to indemnification by the Company.
     (e) Indemnification Agreements and D&O Insurance. The Company may enter into agreements with Directors to provide for indemnification consistent with the terms and conditions set forth in this Section 4.07. The Company and the Subsidiaries will purchase and maintain director and officer liability insurance at appropriate levels of coverage as determined by the Board of Directors.
     (f) Nature of Rights. The rights granted pursuant to this Section 4.07 shall be deemed contract rights, and no amendment, modification or repeal of this Section 4.07 shall have the effect of limiting or denying any such rights with respect to actions taken or Covered Proceedings arising prior to any amendment, modification or repeal.
     (g) Third-party Beneficiaries. Notwithstanding anything to the contrary in this Agreement, each of the Members and the Company acknowledges and agrees that the Covered Persons have relied on this Section 4.07 and are express third-party beneficiaries of Section 4.07 with the express right and ability to enforce the Company’s obligations under Section 4.07 directly against the Company to the full extent of such obligations. The Company and each Member shall not in any way hinder, compromise or delay the rights and ability of the Covered Persons to enforce any of the Company’s obligations under this Section 4.07 directly against the Company to the full extent of such obligations. Notwithstanding anything to the contrary in this Agreement, (a) this Section 4.07 may not be amended, modified, supplemented or waived in any manner and (b) the other provisions of this Agreement may not be amended, modified, supplemented or waived in any manner that adversely affects any Covered Person’s rights to enforce any of the Company’s obligations under this Section 4.07 directly against the Company without the prior written consent of each of the Members, which consent may be withheld, conditioned or delayed for any reason in their sole discretion.
     (h) Survival. This Section 4.07 shall survive any termination of this Agreement. It is expressly acknowledged that the indemnification provided in this Section 4.07 could involve indemnification for negligence or under theories of strict liability.
     Section 4.08. Participation by FNBO in Debt Financings. CDEC and FNBO acknowledge that if the Company undertakes debt financing for the purpose of an acquisition (other than a Qualifying Acquisition) or otherwise with respect to the Business, the Company shall provide FNBO the opportunity to compete to participate in such financing as administrative agent for lenders and as a lender; for the avoidance of doubt, any such determination shall be made by CDEC or the Company, as applicable, in its sole discretion. CDEC and FNBO acknowledge that if the Company undertakes debt financing for the purpose of a Qualifying Acquisition, the Company shall provide FNBO the opportunity to participate in such financing as administrative agent for lenders and as a lender so long as FNBO’s final proposal for such financing is on terms and conditions at least as favorable to CDEC (or its Affiliates) or Company, as applicable, as the best other final proposal received by CDEC (or its Affiliates) or Company, as applicable, for the same financing and FNBO’s participation is not otherwise prohibited by CDEC’s or its Affiliates other financing arrangements; provided, however, FNBO shall not be required to so participate.
     Section 4.09. Non-Competition; Acquisitions.

     (a) Exclusivity; Merchant Customers. CDEC and FNBO agree and acknowledge that, subject to Section 4.09(b) and (c), the Company shall be the exclusive Person through which CDEC and FNBO and their respective Affiliates shall acquire Merchant Customers and that the Company shall be the exclusive Person to which CDEC and FNBO and their respective Affiliates refer potential Merchant Customers and Independent Sales Organizations requiring BIN sponsorship, except as set forth in this Agreement. CDEC and FNBO will not, through any direct sales force, other alliance or third party channel not controlled by CDEC or FNBO or their respective Affiliates (for the avoidance of doubt, such entities include Independent Sales Organizations, Agent Banks, independent agents and Third Party Referral Providers), solicit directly or indirectly financial interests in U.S. based merchant card acquiring agreements other than through the Company (for the avoidance of doubt, such restriction does not include CDEC’s or its Affiliate’s backend processing business, which does not include BIN sponsorship), except as set forth in this Agreement. CDEC acknowledges and agrees that FNBO and its Affiliates, through the normal course of business of their consumer and commercial banking operations, shall have the right to market and provide financial service products, including automated clearing house (ACH) services, remote deposit capture services, cash and treasury management services, as such services are currently being or proposed to be provided by FNBO and its Affiliates and any natural extension of such services, so long as such services do not constitute part of the Business (collectively, the “Permitted Business Activities”). CDEC acknowledges and agrees that such Permitted Business Activities shall not constitute part of the Business and the conduct thereof shall not violate this Section 4.09.
     (b) Exclusivity; U.S. Based Acquisitions.
     (i) Qualifying Acquisitions. During the term of this Agreement, CDEC and FNBO and their respective Affiliates will not directly or indirectly acquire an interest in a U.S. based merchant portfolio or U.S. based merchant acquiring and processing business in which either CDEC or FNBO or their respective Affiliates would obtain a financial interest in Merchant Customer contracts (a “Qualifying Acquisition”) other than through the Company; provided, however, that this Section 4.09 shall not apply to the acquisition by CDEC or its Affiliates of a merchant portfolio or merchant acquiring and processing business that is primarily based outside the U.S. and either (x) such portfolio or business has no assets or operations in the U.S. or (y) such portfolio or business has assets or operations in the U.S. that acquires or processes less than $2 billion in Visa and MasterCard credit sales volume for the trailing 12 month period.
     (ii) FNBO Capital Contribution Election. Notwithstanding Sections 4.01(h), 5.04 or 5.05, if a Qualifying Acquisition closes and FNBO’s percentage of Units owned would be reduced as a result, FNBO may elect to make a Capital Contribution in any amount not to exceed that which would allow it to maintain its same percentage of issued Units as of the time immediately prior to such closing. In connection therewith, the Company shall provide FNBO fifteen (15) days’ prior written notice of the anticipated closing of the Qualifying Acquisition. Within five (5) days of such notice, FNBO shall deliver a written notice (the

“FNBO Capital Contribution Notice”) to CDEC and the Company stating that FNBO has either (i) elected to exercise such right in which case the notice shall contain the amount of FNBO’s Capital Contribution or (ii) elected not to exercise such right. If FNBO fails to deliver the FNBO Capital Contribution Notice within such period, FNBO will be deemed to have elected not to exercise such right. FNBO must make its Capital Contribution concurrently with the closing of the Qualifying Acquisition.
     (iii) Supermajority Voting. For purposes of clarification, no supermajority voting provisions of Section 4.01(h) shall apply with respect to a vote to approve a Qualifying Acquisition.
     (iv) Put or Call Upon Dilution. If FNBO and its Affiliates collectively hold fewer than 15% of the total Units issued and outstanding after one or more Qualifying Acquisitions are made and FNBO has either made or failed to make a Capital Contribution pursuant to Section 4.09(b)(ii) sufficient to maintain its ownership of Units in an amount equal to or greater than such percentage, CDEC shall have the right to call FNBO’s Units pursuant to Section 4.09(d) and FNBO shall have the right to put its Units to CDEC pursuant to Section 4.09(e).
     (c) Large Acquisitions. If CDEC or its Affiliates determines to pursue the acquisition of an interest in (i) a business primarily domiciled outside of the United States which includes a Qualifying Acquisition of a business that acquires or processes over $2 billion in Visa and MasterCard credit sales volume for the trailing 12 months or (ii) any Qualifying Acquisition of a business that is determined by CDEC or its Affiliates to have Enterprise Value of $295 million or more (collectively or singularly, a “Large Acquisition”) and consummates such Large Acquisition, CDEC shall have the right to call FNBO’s Units and FNBO shall have the right to put its Units to CDEC (or its Affiliates) (in each case regardless of whether or not the Large Acquisition is made through the Company), pursuant to this Section 4.09. Large Acquisitions shall not be subject to the supermajority voting provisions of Section 4.01(h) and may be made by CDEC or its Affiliates as an exception to this Section 4.09 through or outside the Company at the election of CDEC or its Affiliates, as applicable. If CDEC or its Affiliates determines to approve a Large Acquisition (or at such earlier time as determined by CDEC or its Affiliates, as applicable), CDEC shall deliver a written notice (the “CDEC Large Acquisition Notice”) to FNBO stating that CDEC or its Affiliates have made such determination, including the current anticipated closing date of the Large Acquisition (the “Projected Closing Date”). Notwithstanding the foregoing, CDEC acknowledges that if CDEC or its Affiliates determine to pursue a Large Acquisition, CDEC or its Affiliates, as applicable, may, in its sole discretion, provide FNBO the opportunity to compete to participate in the Large Acquisition through an equity investment or debt financing.
     (d) CDEC Call Right. If CDEC (or its Affiliates) determines to approve a Large Acquisition (regardless of whether or not the Large Acquisition is made through the Company), upon the closing of such Large Acquisition, CDEC shall have the right to purchase from FNBO, and FNBO shall be obligated to sell to CDEC (or its Affiliates), all of FNBO’s Units by paying cash in an amount determined pursuant to Section 4.09(f) (the “CDEC Call Right”). Within five (5) days following the CDEC Large Acquisition Notice, CDEC shall deliver a written notice (the “CDEC Call Notice”) to FNBO stating that concurrent with the closing of such Large Acquisition CDEC has either (i) elected to exercise the CDEC Call Right in which case the notice shall represent a binding obligation, conditioned solely upon the closing of the Large Acquisition, of CDEC (or its Affiliates) to purchase all of FNBO’s Units pursuant to this Section 4.09 or (ii) elected not to exercise the CDEC Call Right. If CDEC fails to deliver the CDEC Call Notice within such period, CDEC will be deemed to have elected not to exercise the CDEC Call Right.
     (e) FNBO Put Right. If CDEC has delivered a CDEC Call Notice and elected not to exercise the CDEC Call Right or CDEC is deemed to have elected not to exercise such right pursuant to Section 4.09(d), FNBO shall have the right to sell to CDEC, and CDEC (or its Affiliates) shall be obligated to buy from FNBO, concurrent with the closing of such Large Acquisition, all of FNBO’s Units by paying cash in an amount determined pursuant to Section 4.09(f) (the “FNBO Put Right”). Within ten (10) days of the delivery to FNBO of the CDEC Large Acquisition Notice, FNBO shall deliver a written notice (the “FNBO Put Notice”) to CDEC stating that FNBO has either (x) elected to exercise its FNBO Put Right in which case the notice shall represent a binding obligation, conditioned solely upon the closing of the Large Acquisition, by FNBO to sell all of its Units pursuant to this Section 4.09 or (y) elected not to exercise its FNBO Put Right. If FNBO fails to deliver the FNBO Put Notice within such period, FNBO will be deemed to have elected not to exercise its FNBO Put Right.
     (f) Valuation and Purchase Price. If either the CDEC Call Right or the FNBO Put Right is exercised, CDEC and FNBO shall each appoint a valuation agent of nationally recognized stature in the valuation of businesses similar to the Business within at least five (5) days after receipt of the CDEC Call Notice or the FNBO Put Notice, as the case may be, and shall require each valuation agent to provide its final valuation no later than thirty (30) days after such appointment. Each valuation agent shall perform a valuation of the Units. If the valuations differ by less than 10% of the higher valuation, the average of the two valuations shall be the value of the Units. If the valuations differ by 10% of the higher valuation or more, the valuation agents shall appoint a third valuation agent of nationally recognized stature in the valuation of businesses similar to the Business who shall value the Units and provide its final valuation no later than thirty (30) days after its appointment. The valuation experts shall be instructed to determine the fair value of the Units (without knowledge of the results of the first two valuations) by determining the fair market value of the Company as if sold as a going concern, using such methods as the valuation experts shall deem appropriate, and then dividing that value by the total number of Units calculated on a fully diluted basis, the result being the fair value of each Unit outstanding as of such date. The value of the Units will be the average of the two valuations with the smallest difference in the reported value unless one valuation is the average of the other two valuations, in which case such valuation shall be the value of the Units (measured on an absolute basis) (the “Unit Value”). Any seller of Units shall deliver such Units free and clear of all Liens and shall provide representations and warranties or indemnities as are customary in a transaction of this nature, including with respect to capacity, title and authority. For purposes of this Section 4.09(f), the fair market value of the Company means the fair market value of the Company as between a willing buyer and a willing seller not under a compulsion to buy or sell in an arm’s-length transaction, taking into account all relevant factors.
     (g) Termination of FNBO Rights. If a Large Acquisition is consummated, either through the Company or CDEC or its Affiliates, and neither the CDEC Call Right nor the FNBO Put Right is exercised, or shall be deemed not to have been exercised, then each Class B Unit shall automatically, and without further action by any Member, the Board of Directors or the Company, be converted into a Class C Unit of the Company and all Class B Units as of the consummation of such Large Acquisition shall no longer be considered outstanding for any purpose. No differences between the Class B Units and Class C Units will be taken into account in converting the Class B Units to Class C Units for purposes of valuation of such Units. For purposes of such conversion, the Class C Units shall have no rights or privileges in any respect whatsoever with regard to the Company except as set forth in this Section 4.09(g), but shall be subject to all the restrictions or obligations of membership control herein, and FNBO (or any other holder of Class B Units) notwithstanding anything in this Agreement to the contrary, shall have no rights or privileges as a Member in the Company with respect thereto other than (i) such rights or privileges required by the Act, (ii) the economic rights to allocations and distributions as set forth in Article V hereof applicable to Class B Units immediately prior to the consummation of such Large Acquisition, (iii) the economic rights upon dissolution of Company pursuant to Section 6.02 and under the Act, (iv) rights or obligations contained in Sections 2.04(b), 4.06, 4.07, 4.08, 4.09(e), 4.09 (f), 4.09(h), 6.03(f), 7.02, 8.03, 8.05 and 8.11 and (v) in connection with a Sale of the Company to receive the same price for each Class C Unit as CDEC receives for each of its Units, with no differences between the Class C Units and other Units being taken into account for purposes of valuing the Class C Units. The rights associated with the Class B Units formerly outstanding immediately prior to the consummation of the Large Acquisition shall be deemed terminated and of no further force or effect whatsoever, including, without limitation, with respect to the current supermajority voting provisions of Section 4.01(h) and the appointment of Directors. Immediately upon consummation of the Large Acquisition (unless otherwise directed by CDEC in writing) and notwithstanding anything in this Agreement to the contrary, all the Class B Directors shall be removed from the Board of Directors automatically without further action by any Member, the Company or the Board of Directors. CDEC shall be permitted to amend this Agreement without the approval of the Board of Directors or any other Member to reflect the terms and conditions set forth in this Section 4.09(g); provided, however that this Section 4.09(g) and the sections of this Agreement recited in this Section 4.09(g) with respect to which FNBO continues to have rights may not be amended without the prior written consent of FNBO. For purposes of clarification, New SPC shall be subject to the terms and conditions of this Section 4.09(g) as contemplated by Section 3.05 hereof. To the extent any class voting is required pursuant to the Act, this Agreement, or otherwise, the Class C Units will vote collectively in the same class as the Class A Units.
     (h) Survival of CDEC Call Right and FNBO Put Right. If neither the CDEC Call Right nor the FNBO Put Right is exercised, or shall be deemed not to have been exercised, in connection with a Large Acquisition, such rights shall survive and continue with respect to each subsequent Large Acquisition until such time, if any, either of such rights is exercised and all of FNBO’s Units are purchased by CDEC or its Affiliates.
     (i) Growth of Company’s Business. Consistent with and in furtherance of Section 4.09(a) and (b), CDEC and FNBO each acknowledge that they shall cause the Company to use commercially reasonable efforts to grow its Business through means that include the acquisition of Merchant Customers, merchant portfolios and merchant acquiring and processing businesses and entering into agreements with additional sponsoring banks to support such growth.
     (j) Company Structure. In connection with a Large Acquisition, CDEC shall either cause such Large Acquisition to be made through the Company or shall cause the Company to be contributed to the new acquisition structure containing the Large Acquisition. In the event of such contribution to a new entity, each Member hereby consents to such action, and shall provide reasonable cooperation necessary to effect any such transfer, provided only that the rights contained in Section 4.09(g)(ii), (iii), (iv) and (v) are preserved in connection with such transfer. For the avoidance of doubt, any obligations of the Members pursuant to this Agreement may at the discretion of CDEC be similarly transferred or replicated.
     Section 4.10. Preferred Providers. TSYS, FNBO and their respective Affiliates shall be preferred service providers with respect to services necessary or incidental to the conduct of the Business by the Company and its Subsidiaries, including, without limitation, plastic embossing, prepaid processing, terminal related services and other similar services, pursuant to the terms and conditions of the agreements regarding such services. The provision of such services by any of TSYS, FNBO or their respective Affiliates to the Company shall be on an arm’s length basis and on pricing terms no less favorable from those available from an independent third party providing a commensurate quality of service.
ARTICLE V
CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS
     Section 5.01. Capital Account Creation. There shall be established for each Member on the books of the Company a Capital Account, which shall be increased or decreased in the manner set forth in this Agreement. On February 25, 2010, FNBO made an initial Capital Contribution to the Company in exchange for Units and then transferred two percent (2%) of such Units to New SPC, thereby causing the Company to become a partnership for federal income tax purposes. On March 31, 2010, as contemplated by the Investment Agreement, FNBO made another Capital Contribution to the Company in exchange for additional Units and then transferred two percent (2%) of such additional Units to New SPC. In each case, New SPC succeeded to the Capital Account attributable to the Units that it acquired from FNBO. On the Effective Date, in connection with CDEC’s purchase of 51 Class A Units, representing 51% of the Units, from FNBO pursuant to the Investment Agreement, CDEC succeeded to the Capital Account attributable to such Class A Units. The Members’ Capital Accounts as of the Effective Date are as set forth on Schedule I.

     Section 5.02. Capital Account Negative Balance. A Member shall not have any obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.
     Section 5.03. Allocations of Net Income and Net Loss.
     (a) Timing and Amount of Allocations of Net Income and Net Loss. The rules set forth below in Sections 5.03(b) and (c) shall apply for the purpose of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Net Income or Net Loss of the Company for each fiscal year (or as of the end of such other period or periods as circumstances otherwise require or allow), determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each fiscal year, the Regulatory Allocations in Section 5.03(c) shall be made immediately prior to the general allocations of Section 5.03(b).
     (b) General Allocations.
     (i) Hypothetical Liquidation. The items of income, gain, loss and expense of the Company comprising Net Income or Net Loss for a fiscal year shall be allocated among the Persons who were Members during such fiscal year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such fiscal year to equal the excess (which may be negative) of:
     (A) the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the fiscal year, (1) all Company assets, including cash, were sold for cash in an amount equal to their Gross Asset Values, taking into account any adjustments thereto for such fiscal year, (2) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Member Nonrecourse Debt in respect of such Member, to the Gross Asset Values of the assets securing such liability), and (3) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 6.02(c)(ii), over
     (B) the sum of (1) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company, (2) such Member’s share of Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g) and (3) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed as of the hypothetical sale described in Section 5.03(b)(i)(A) above.
For purposes of the foregoing hypothetical sale described in Section 5.03(b)(i)(A), all assets and liabilities of any entity that is wholly owned by the Company and disregarded as an entity separate from the Company for federal income tax purposes shall be treated as assets and liabilities of the Company.
     (ii) Loss Limitation. Notwithstanding anything to the contrary in this Section 5.03(b), the amount of items of Company expense and loss allocated pursuant to this Section 5.03(b) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 5.03(b)(ii) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all Members, pro rata, in proportion to their ownership of Units.
     (c) Additional Allocation Provisions.
     (i) Notwithstanding Section 5.03(b):
     (A) In the event that there is a net decrease during a fiscal year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article V, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2. It is intended that this Section 5.03(c)(i)(A) qualify and be construed as a “minimum gain chargeback” and a “chargeback of partner nonrecourse debt minimum gain” within the meaning of such Regulations, which shall be controlling in the event of a conflict between such Regulations and this Section 5.03(c)(i)(A).
     (B) If any Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to the Member in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible. It is intended that this Section 5.03(c)(i)(B) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 5.03(c)(i)(B).
     (C) In the event that a Member has an Adjusted Capital Account Deficit, such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of income and gain of the Company for such fiscal year in accordance with

Regulations Section 1.704-1(b)(2)(ii)(d)) in the amount of such excess as quickly as possible; provided, however, that any allocation under this Section 5.03(c)(i)(C) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article V have been tentatively made as if this Section 5.03(c)(i)(C) were not in this Agreement.
     (D) Any Nonrecourse Deductions for any fiscal year shall be specially allocated to the Members pro rata in accordance with their Units. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member(s) that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).
     (E) To the extent that an adjustment to the adjusted tax basis of any Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
     (F) The allocations set forth in Sections 5.03(c)(i)(A), (B), (C) (D) and (E) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.03(b), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.
     (G) If any Member (1) is required to make an indemnity payment to the Company pursuant to Article VII of the Investment Agreement or (2) pays any amount which gives rise to an item of in the nature of expense or loss of the Company, the loss giving rise to the indemnity payment or the item attributable to the payment shall be allocated to such Member.

     (ii) For any fiscal year during which a Member’s interest in the Company is assigned by such Member, the portion of the Net Income and Net Loss of the Company that is allocable in respect of such Member’s interest shall be apportioned between the assignor and the assignee of such Member’s interest using any permissible method under Code Section 706 and the Regulations thereunder, as determined by the Board of Directors.
     (d) Required Tax Allocations.
     (i) Section 704(b) Allocations.
     (A) Each item of income, gain, loss or deduction for federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 5.03(c) (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 5.03(b) or (c) of this Agreement; provided, however, that such tax allocations shall be made, and, for purposes of such tax allocation, all references to fiscal years shall be construed, in accordance with the requirements of Section 706 of the Code.
     (B) (1) If the Company recognizes Depreciation Recapture (as defined below) in respect of the sale of any Company asset, (x) the portion of the gain on such sale which is allocated to a Member pursuant to Section 5.03(b) or (c) shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the Company’s remaining gain on such sale under principles consistent with Regulations Section 1.1245-1; and (y) if, for federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under Section 5.03(d)(i)(B)(1)(x) shall be comprised of a proportionate share of both such types of gain.
     (2) For purposes of this Section 5.03(d)(i)(B)(2), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for federal income tax purposes (x) is treated as ordinary income under Section 1245 of the Code; (y) is treated as ordinary income under Section 1250 of the Code; or (z) is “unrecaptured Section 1250 gain” as such term is defined in Section 1(h) of the Code.
     (ii) Section 704(c) Allocations. In the event any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to subparagraph (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in accordance with the “traditional” allocation method described in Regulation Section 1.704-3(b).
     (iii) Tax Items Allocable to Particular Members. If the Company is required to recognize items of income, gain, deduction or loss for tax purposes that is attributable to a particular Member, such items shall be allocated to such Member.
     (iv) Credits. All tax credits shall be allocated among the Members as determined by the Board of Directors in its sole and absolute discretion, consistent with applicable Law.
The tax allocations made pursuant to this Section 5.03(d) shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.
     (e) Withholding. Each Member hereby authorizes the Company to withhold and to pay over any taxes payable by the Company or any of its Affiliates as a result of the participation by such Member (or any Assignee of, or Successor in Interest to, such Member) in the Company. If and to the extent that the Company shall be required to withhold any taxes, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as of the time such withholding is required to be paid, including for purposes of Section 5.04(a), Section 5.04(c) or Section 6.02. To the extent that the aggregate of such deemed distributions to a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at an interest rate of 5% compounded annually, which interest shall be treated as an item of Company income until discharged by such Member by repayment. The Company may, in the sole discretion of the Board of Directors, elect to satisfy such demand loan out of distributions to which such Member would otherwise be subsequently entitled. The withholdings referred to in this Section 5.03(e) shall be made at the maximum applicable statutory rate under applicable tax Law unless the Board of Directors receives documentation, satisfactory to the Board of Directors, to the effect that a lower rate is applicable, or that no withholding is applicable.
     (f) Other Tax Matters.
     (i) In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Section 5.03, the Board of Directors is hereby authorized to make new allocations in reliance on the Code and such Regulations, provided that if any such new allocation shall be proposed to be made in a manner that disproportionately adversely impacts any Member, such Member shall have the right to consent to such allocation (such consent not to be unreasonably withheld, conditioned or delayed). No such new allocation shall give rise to any claim or cause of action by any Member.

     (ii) All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credits among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Directors in its sole and absolute discretion. Any determination made pursuant to this Section 5.03(f)(ii) by the Board of Directors shall be conclusive and binding on all Members.
     (g) Allocation of Excess Nonrecourse Liabilities. For purposes of determining each Member’s share of excess nonrecourse liabilities, if any, of the Company in accordance with Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be in proportion to their Units.
     Section 5.04. Distributions. Subject to any restrictions in any indebtedness of the Company or the Subsidiaries, the Board of Directors shall cause the Company to distribute to the Members, pro rata according to the number of Units held by such Member, cash distributions equal to the amount necessary to satisfy the “Quarterly Estimated Tax Liability with respect to the Company’s Income” (the “Quarterly Distributions”).
     (a) Amount of Distribution. The “Quarterly Estimated Tax Liability with respect to the Company’s Income” shall mean the quarterly estimated tax liability calculated using the annualized income installment method of Code Section 6655(e)(2)(A) (installment calculations based on income annualized on a 3/3/6/9 method, with a true-up of annual estimated taxes by March 15 of the following year based on income from a full fiscal year, and with any excess distributions previously made to the Members to be applied against the next distribution owed under this Section 5.04(a)) assuming that (i) the Company has a single Member, (ii) the items of income, gain, deduction, loss and credit (all as determined for federal income tax purposes and in accordance with Code Section 704(b), but without regard to any Code Section 704(c) gains or adjustments pursuant to any Code Section 754 election) in respect of the Company were the only such items entering into the computation of tax liability of such Member for the fiscal year in respect of which the Quarterly Distribution was made and (iii) the taxable income of the Member determined in accordance with clause (ii) was subject to tax at the highest marginal effective rate of federal, state and local income tax applicable to a corporation resident and doing all of its business in New York City, taking account of any difference in rates applicable to particular items of income, and any allowable deductions in respect of such state and local taxes in computing such Member’s liability for federal income taxes. No account shall be taken of any items of deduction or credit attributable to an interest in the Company that may be carried back or carried forward from any other taxable year. The amount of hypothetical tax liability determined under clause (iii) in excess of Quarterly Distributions made previously with respect to such taxable year shall be distributed to the Members pro rata according to the number of Units held by each Member.
     (b) Time for Making Quarterly Distributions. Quarterly Distributions shall be made on or before three Business Days before the end of the quarter to which the Quarterly Distribution relates, with an additional Distribution made, if necessary, on or before March 1 each year to true-up estimated taxes based on the actual 12 months of income for the preceding fiscal year.
     (c) Other Distributions. The Board of Directors may cause the Company to make distributions other than the Quarterly Distributions at any time, in cash or in kind, as shall be determined by a vote of the Board of Directors to the extent that such distributions are permissible under the Act and/or any indebtedness of the Company or the Subsidiaries (such distributions, together with the Quarterly Distributions, “Distributions”). All Distributions shall be made pro rata to each Member according to the number of Units held by each Member.
     (d) Successors. For purposes of determining the amount of Distributions under this Section 5.04, each Member shall be treated as having received amounts received by its predecessors in respect of any of such Member’s Units.
     Section 5.05. Capital Contributions. Upon not less than 10 Business Days prior written notice from the Company, the Company may request (each such request being referred to herein as a “Capital Call”) that each Member make, and each Member shall make, a Capital Contribution in the amount specified in the Capital Call (such Capital Call notice shall contain the per Unit value following such Capital Contribution as determined by the Board of Directors); provided that each Capital Call shall be approved by the Board of Directors in accordance with the terms and conditions of this Agreement (including Section 4.01(h) to the extent applicable). Each cash Capital Contribution to the Company shall be made by wire transfer of immediately available funds in United States dollars to an account designated by the Company. If a Member fails to timely make a Capital Contribution in the amount specified in a Capital Call, the Member shall have no liability for the failure to make such Capital Contribution; provided, however, that its percentage ownership of Units will be reduced proportionate with the Capital Contributions that are made pursuant to the Capital Call. Notwithstanding the foregoing, each Member is obligated to make a Capital Contribution in the amount specified in a Capital Call that was approved by at least one director appointed by such Member.
ARTICLE VI
WITHDRAWAL; DISSOLUTION; TRANSFER OF
MEMBERSHIP INTERESTS; ADMISSION OF NEW MEMBERS
     Section 6.01. Member Withdrawal. No Member shall have the power or right to withdraw, otherwise resign, or require the repayment of its Capital Contribution (if any) or the redemption of its Units, prior to the dissolution and winding up of the Company, except pursuant to a Transfer of Units permitted under this Agreement as provided in Section 6.03. Notwithstanding anything to the contrary contained in the Act, in no event shall any Member be deemed to have withdrawn from the Company or ceased to be a Member upon the occurrence of any event, unless such Member, after the occurrence of any such event, indicates in a written instrument that such Member has so withdrawn.

Section 6.02. Dissolution.
     (a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:
     (i) the written consent of the Members collectively holding 75% of the Units then held by all Members;
     (ii) the termination of the legal existence or the membership in the Company of the last remaining Member (unless within ninety (90) days (A) such Member’s personal representative or nominee agrees in writing to continue the Company and to be admitted as a Member or (B) a Member is otherwise admitted in accordance with this Agreement, in each case effective as of the occurrence of the event that terminated the continued membership of such Member);
     (iii) any event that makes it unlawful for the entire or any material part of the Business of the Company and its Subsidiaries to continue;
     (iv) the consent of the Members collectively holding a majority of the Units then held by all Members following a sale of all or more than 90% (by value) of the assets of the Company and the Subsidiaries or, to the extent the nonconsenting Members are not materially and adversely affected, a sale of substantially all the assets of the Company and the Subsidiaries; and
     (v) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
Except as provided in this Agreement, the death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.
     (b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company and the Subsidiaries shall be wound up and liquidated by the Board of Directors or, in the event of the unavailability of the Board of Directors, such Member or other liquidating trustee as shall be named by the Board of Directors (such Person, the “Liquidator”). In such event, the Liquidator shall have the full right and discretion to manage such process, including the power to prosecute and defend suits, collect debts, dispose of property, settle and close the business of the Company and the Subsidiaries, discharge the liabilities of the Company and the Subsidiaries, pay reasonable costs and expenses incurred in the winding up, distribute remaining assets to Members in accordance with this Agreement and execute and file a certificate of cancellation under the Act.
     (c) Priority. Within 120 calendar days after the effective date of dissolution of the Company, whether by expiration of its full term or otherwise, the assets of the Company shall be distributed in the following manner and order:

     (i) first, to the satisfaction (whether by payment or the reasonable provision for payment) of the liabilities of the Company to creditors, in the order of priority established by the instruments creating or governing such obligations and to the extent otherwise permitted by Law, including to the establishment of reserves which the Liquidator considers necessary for the reasonable provision for payment for (A) any known contingent, conditional or unmatured contractual claims against the Company, (B) any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party and (C) any claim that is not known to the Company or has not arisen but that, based on the facts known to the Company, are likely to arise or to become known to the Company within ten years after the date of dissolution, which reserves shall be held by the Liquidator for the purpose of disbursing such reserves in payment in respect of any of the aforementioned claims. At the expiration of such period as the Liquidator shall deem advisable, any balance of any such reserves not required to discharge such liabilities or obligations shall be distributed as provided in Section 6.02(c)(ii); and
     (ii) second, to the Members pro rata according to the number of Units held by each Member as of the effective date of such dissolution.
     (d) No Recourse. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and shall have no recourse therefor, upon dissolution or otherwise, against any Director or Member. No Member shall have any right to demand or receive property other than cash upon dissolution of the Company, provided that, for the sake of clarity, the Liquidator shall have the right to cause the Company to make distributions of property other than cash upon dissolution of the Company.
     (e) Cancellation of Certificate. On completion of the distribution of the Company assets as provided in this Agreement, the Company shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the Company, and the Company shall at such time be terminated.
Section 6.03. Transfer by Members.
     (a) Transfers Generally.
     (i) No Member may Transfer any Units (or any part of its Membership Interest), except as provided in this Section 6.03. No Member may transfer any Units to any Person listed on Schedule II without the prior written consent of FNBO or CDEC for so long as it holds Units. No Member may Transfer any part of a Membership Interest that is not an Economic Interest other than pursuant to a Transfer of a Unit. No Member may Transfer any Units (or any part of its Membership Interest) before the earlier to occur of the second anniversary of the Effective Date and the consummation of the IPO without the prior written consent of all other Members, except in connection with a Change of

Control approved by the Board of Directors, provided that, subject to Section 4.09(g), for so long as FNBO and its Affiliates collectively hold Class B Units representing 17.5% or more of the outstanding Units, FNBO’s (and only FNBO’s) prior written consent in respect of the Class B Units shall be required. Thereafter, any Member may Transfer any Units (or any part of its Membership Interest) so long as such Transfer is in compliance with this Section 6.03. CDEC and FNBO or their respective Affiliates can each pledge its Units pursuant to its credit facility or other financing arrangements in effect as of the Effective Date or that may become effective in the future, provided that any such pledge by CDEC or FNBO and their respective Affiliates shall not affect any obligations in this Agreement. For the avoidance of doubt, nothing in this Section 6.03 shall affect CDEC’s rights in connection with Section 4.09(j).
     (ii) Any Member who Transfers any Units in accordance with this Section 6.03 shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units, provided that no Member shall cease to be a Member upon the collateral assignment of, or the pledging or granting of a security interest in, its Units until the foreclosure of such pledge or security interest.
     (iii) Any Person who acquires any Units in accordance with this Section 6.03 shall agree in writing to assume the responsibility of the transferring Member with respect to such Units. In the event that such Person fails to do so entirely or fails to do so in a timely manner, such Person shall be deemed by its acceptance of the benefits of the acquisition of such Units to have agreed to be subject to, and bound by, all of the terms and conditions of this Agreement to which the predecessor in such Units was subject, and by which such predecessor was bound, and for all purposes shall be deemed to be a Member.
     (iv) No Transfer shall be given effect unless the transferee delivers to the Company the representations reasonably determined by the Board, and no Member may Transfer any of such Member’s Units (including any Economic Interest therein) unless (A) the Board of Directors determines, in its reasonable discretion, that such Transfer or attempted Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704, it being understood that such determination shall be made promptly and in good faith, or (B) the transferring Member delivers an opinion of counsel with a determination that such Transfer or attempted Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704 (provided such legal counsel is of national reputation and specializes in such matters of determination);
     (v) Notwithstanding any provision of this Agreement to the contrary, no Transfer of Units may be made except in compliance with all federal, state and other applicable Laws, including federal and state securities Laws.

     (vi) Any attempted Transfer of Units by any Member not in accordance with this Section 6.03 shall be ineffective, null and void ab initio.
     (vii) Notwithstanding clause (i) above, a Transfer of Units by a Member to any of the following Persons shall be permitted and constitute a “Permitted Transfer” and shall not be subject to the Right of First Purchase, Rights of First Refusal (with respect to paragraph (x) below only), the Tag-Along Rights or give rise to Drag Along Rights (except as otherwise provided below):
     (x) (A) any Person who is a direct or indirect wholly owned subsidiary of such Member or an Affiliate of such Member or (B) any Person who owns, directly or indirectly, a majority of the equity interests of such Member prior to such Transfer (any such Person in clause (A) or (B), a “Permitted Affiliate”), or
     (y) subject to Section 2.04(b)(iv), any Person (except Persons listed in Schedule II), in the event that, as a result of any change in applicable Law or the scope of business activities in which the Company and the Subsidiaries are engaged, ownership by such Member of such Member’s Units is no longer legally permissible, as determined reasonably and in good faith by such Member’s legal counsel (provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination); provided, however, that to the extent such Member is given time to divest its Units, such Member shall comply with the Right of First Refusal and the parties shall agree to shorter time periods for notice and response thereunder as reasonably necessary, and such Member uses its reasonable efforts to have the purchaser of its Units in a divestiture also purchase the Units of the other Members that would otherwise be entitled to participate in the Tag-Along Rights;
     (b) Right of First Purchase.
     (i) Except in connection with or following a Large Acquisition and subject to Section 4.09(g) and 6.04, if a bona fide offer is received to (i) sell, assign, transfer or dispose of all or substantially all of the assets of the Company or Opco; (ii) sell, assign, transfer or otherwise dispose of more than 50% of the equity interests in the Company or Opco; or (iii) consummate a merger of the Company or Opco with another entity pursuant to which the holders of the issued and outstanding equity interests of the Company or Opco immediately prior to the merger would hold less than 50% of the issued and outstanding equity interests in the surviving entity after the merger (collectively, a “Sale of the Company”) and CDEC determines to accept such offer, CDEC will give FNBO prior written notice of CDEC’s desire to do so along with the name of the offeree, the proposed sale price and terms of the offer and a copy of any written offer (the “ROFP CDEC Notice”). FNBO shall have the irrevocable right to first consummate as the purchaser the Sale of the Company (the “Right of First Purchase”) at the price and on the terms specified in the offer if it is an all cash offer, or pursuant to the valuation process set forth in this Section 6.03(b) if the offer is not an all cash offer or per the other applicable terms specified in the offer by providing CDEC within thirty (30) days of the date of the ROFP CDEC Notice written notice of FNBO’s exercise of its Right of First Purchase (the “ROFP FNBO Notice”). If a ROFP CDEC Notice is not timely given, CDEC may proceed with the Sale of the Company on terms in the aggregate no less favorable than as notified to FNBO pursuant to the FNBO CDEC Notice. In the event of a Sale of the Company, the Right of First Refusal in paragraph (c) below shall not be applicable.
     (ii) Offers that are not all cash will be subject to the following valuation process. If FNBO exercises its Right of First Purchase with respect to an offer that is not all cash, CDEC and FNBO shall each appoint a valuation agent of nationally recognized stature in the valuation of businesses substantially similar to the Business. Each valuation agent shall perform a valuation of CDEC’s Units. If the valuations differ by less than 10% of the higher valuation, the average of the two valuations shall be the value of CDEC’s Units. If the valuations differ by 10% of the higher valuation or more, the valuation agents shall appoint a third valuation agent of nationally recognized stature in the valuation of businesses substantially similar to the Business, who shall value CDEC’s Units. The value of the Units will be the average of the two valuations with the smallest difference in the reported value unless one valuation is the average of the other two valuations, in which case such valuation shall be the value of the Units (measured on an absolute basis) (the “Unit Value”) and the amount payable by FNBO for CDEC’s Units. The valuation experts shall be instructed to determine the fair value of the Units (without knowledge of the results of the first two valuations) by determining the fair market value of the Company as if sold as a going concern, using such methods as the valuation experts shall deem appropriate, and then dividing that value by the total number of Units calculated on a fully diluted basis, the result being the fair value of each Unit outstanding as of such date. For purposes of this Section 6.03(b), the fair market value of the Company means the fair market value of the Company as between a willing buyer and a willing seller not under a compulsion to buy or sell in an arm’s-length transaction, taking into account all relevant factors.
     (iii) The closing of the Sale of the Company shall occur within thirty (30) days after the date of the ROFP FNBO Notice if the offer in the ROFP CDEC Notice is an all cash offer and within thirty (30) days after the date of the final valuation determined pursuant to this Section 6.03(b) if the offer in the ROFP CDEC Notice is not an all cash offer. At the closing of the Sale of the Company, FNBO shall deliver an amount in cash via wire transfer of immediately available funds equal to the value of CDEC’s Units determined in accordance with this Section 6.03(b).
     (iv) FNBO’s rights pursuant to this Section 6.03(b) shall terminate at such time as FNBO ceases to be a Member.

     (c) Rights of First Refusal.
     (i) If, at any time before the consummation of the IPO and subject to the Right of First Purchase (if applicable), any Member (a “Transferring Member”) desires to Transfer all or any part of its Units to any Person other than a Permitted Affiliate (the “Offered Units”), then such Transferring Member shall submit and deliver a written notice, which notice shall disclose the number of Offered Units proposed to be Transferred (the “ROFR Notice”), to all Members other than the Transferring Member and any of its Affiliates (the “ROFR Offerees”), it being understood that such Transferring Member shall include in the ROFR Notice the material terms of any offer that it has received or is contemplating with respect to the Offered Units.
     (ii) Each ROFR Offeree shall have the right (the “Rights of First Refusal”) to provide to the Transferring Member, within 20 days of the date of the ROFR Notice (the “ROFR Offer Period”), an irrevocable offer to acquire such ROFR Offeree’s Pro Rata Portion (but not less than all of its Pro Rata Portion) of the Offered Units and, subject to Section 6.03(c)(iii), such additional Units as such ROFR Offeree may offer to purchase in the event that other ROFR Offerees do not make an irrevocable offer to acquire such other ROFR Offeree’s Pro Rata Portion of the Offered Units, upon the price, terms and conditions set forth in the ROFR Notice (each, a “Proposed Offer”).
     (iii) In the event that any other ROFR Offerees do not make an irrevocable offer to acquire such other ROFR Offeree’s Pro Rata Portion of the Offered Units, then all other ROFR Offerees who so elect shall have the right to accept the offer to purchase any remaining Offered Units, on a pro rata basis with all other electing ROFR Offerees (or on such other basis as the electing ROFR Offerees may mutually agree). The closing for any purchase of the Offered Units by the ROFR Offerees pursuant to this Section 6.03(c) shall take place within the later of thirty (30) days after the expiration of the ROFR Offer Period or upon the receipt of approval from any applicable Governmental Entity or the expiration of any “waiting period” requirements pursuant to applicable Law.
     (iv) Subject to the Tag-Along Rights, in the event that the ROFR Offerees do not elect to exercise their right to purchase all of the Offered Units, the Transferring Member may sell all or an amount less than all of the remaining Offered Units to a Person (a “Proposed Transferee”) at and upon the price and other terms and conditions that are at least as favorable to the Transferring Member as those set forth in the Proposed Offer (such Transfer, a “Permitted ROFR Transfer”). In the event that the Transferring Member has not consummated a Permitted ROFR Transfer, or has not entered into a definitive agreement regarding a Permitted ROFR Transfer, within a 120-day period, the Transferring Member shall not thereafter Transfer such Offered Units, without first providing a new ROFR Notice to the ROFR Offerees in the manner provided above, and such proposed Transfer shall again be subject to the requirements of this Section 6.03(c).

     (d) Tag-Along Rights.
     (i) Tag-Along Notice. Prior to the consummation of the IPO and subject to the Right of First Purchase (if applicable), if the Transferring Member proposes to Transfer to any Person other than a Permitted Affiliate (including, for the sake of clarity, any Participating ROFR Offeree) (collectively, the “Tag-Along Purchasers”) Units, then such Transferring Member shall provide to all other Members (each, a “Tag-Along Offeree”) a notice disclosing the identity of the Tag-Along Purchasers, the number of Units proposed to be Transferred (the “Tag-Along Units”), the total number of Units owned by the Transferring Member, the price and other terms and conditions of such proposed Transfer (a “Tag-Along Notice”) within the earlier of five days following the execution of the agreement with respect to the proposed Transfer and 15 days prior to consummation of the proposed Transfer.
     (ii) Each Tag-Along Offeree shall have the right to elect to exercise its tag-along rights pursuant to this Section 6.03(d) (the “Tag-Along Rights”) by providing written notice to such Transferring Member no later than ten (10) days after the date of the Tag-Along Notice (the “Tag-Along Notice Deadline”).
     (iii) If any Tag-Along Offeree exercises its Tag-Along Right (a “Participating Tag-Along Offeree”), such Tag-Along Offeree shall have the right to Transfer to the Tag-Along Purchasers, as a condition to such proposed Transfer by the Transferring Member, a Pro Rata Portion of such Tag-Along Offeree’s Units, upon the same price, terms and conditions as those of the proposed Transfer as set forth in the Tag-Along Notice, provided that if such Transfer would be impermissible under applicable Law or adversely affect the Company’s and the Subsidiaries’ business in the good faith determination of the Board of Directors, then the Transferring Member shall allocate to the Transferring Member and the Participating Tag-Along Members their respective Pro Rata Portions of the maximum number of Units that would be permitted to be Transferred under applicable Law and would not adversely affect the Company’s and the Subsidiaries’ business in the good faith determination of the Board of Directors.
     (iv) The Transferring Member and each Participating Tag-Along Offeree shall Transfer the Units to be acquired by the Tag-Along Purchaser (determined in accordance with Section 6.03(d)(iii)) at the closing of the Transfer contemplated by the Tag-Along Notice; provided that the terms and conditions of such transaction shall be on such terms and conditions that are no more favorable to the Transferring Member and each Participating Tag-Along Offeree as those set forth in the Tag-Along Notice.
     (v) If no Member elects to exercise its Tag-Along Rights, the Transferring Member may Transfer the Units to the Tag-Along Purchaser as contemplated by the applicable Tag-Along Notice within ninety (90) days of the expiration of the Tag-Along Notice Deadline. Any such Units not sold within such 90-day period shall again be subject to the requirements of this Section 6.03(d).
     (vi) The Transferring Member shall use all reasonable efforts to cause the Tag-Along Purchaser to agree to acquire all Units identified by the Participating Tag-Along Offerees upon the same terms and conditions as applicable to the Transferring Member, as provided in this Agreement. If the Tag-Along Purchaser is unwilling or unable to acquire all Units proposed to be included in such sale upon such terms, then the Transferring Member may elect either to: (A) cancel such proposed sale or (B) allocate to the Transferring Member and the Participating Tag-Along Members their respective Pro Rata Portions of the maximum number of Units that the Tag-Along Purchaser is willing to purchase. Notwithstanding anything herein to the contrary, the exercise of Tag-Along Rights by a Tag-Along Offeree and the Transfer of a Tag-Along Offeree’s Units shall be conditioned upon the Tag-Along Offeree’s ability to make normal and customary representations and warranties to the Tag-Along Purchaser, including as to ownership and title to the relevant Units.
     (e) Drag Along Rights.
     (i) If, at any time before the consummation of the IPO and subject to the Right of First Purchase (if applicable), any Member holding a majority of the Units then held by all Members (the “Initiating Member”) desires to effect a Transfer to a Person constituting a Change of Control (the “Drag Along Sale”), then the Initiating Member may elect to exercise its rights pursuant to this Section 6.03(e) (the “Drag Along Rights”) by providing written notice to all Members other than the Initiating Member (each, a “Drag Along Member,” and collectively, the “Drag Along Members”). In order to exercise the Drag Along Rights, the Initiating Member must give written notice to the Drag Along Members disclosing the identity of the proposed transferee(s), the Person or Persons, if any, that control the proposed transferee(s), the number and classes of Units proposed to be Transferred and the terms and conditions, including price, of the proposed Transfer (the “Drag Along Notice”) within the earlier of five days following the execution of the agreement with respect to the proposed Transfer and ten (10) days prior to the proposed date upon which the contemplated Change of Control is to be effected.
     (ii) If the Initiating Member exercises its Drag Along Right, except to the extent contrary to applicable Law, each Drag Along Member shall consent and raise no objections to such Change of Control and shall take all actions reasonably necessary or desirable to consummate such Change of Control, including by (A) Transferring to the proposed transferee(s) its Pro Rata Portion of its Units, (B) delivering such Units at the closing, free and clear of all Liens, (C) if Member approval of the transaction is required, voting its Units in favor thereof, (D) approving, executing and delivering any and all documents, certificates and instruments, necessary to the Transfer of such Drag Along Member’s Units pursuant to this Section 6.03(e), and (E) if required by the

Initiating Member, making the same representations, warranties, covenants and indemnities and agreements as the Initiating Member made in connection with such Change of Control, provided that (1) any indemnity is several and not joint and a Drag Along Member’s indemnity exposure with respect to any representations made thereby is subject to a cap on indemnity not exceeding 20% of such Drag Along Member’s pro rata share of the proceeds from the Drag Along Sale (other than with respect to the capacity, title and authority, which shall be capped at such Drag Along Member’s pro rata share of the proceeds from such Drag Along Sale), and (2) the Initiating Member shall consult with any Member owning 17.5% or more of the outstanding Units of the Company regarding the representations being given to the acquirer in a Drag Along Sale, (F) waiving any and all dissenters’ rights, appraisal rights or similar rights in connection with the Drag Along Sale that such Member might otherwise have and (G) permitting any escrow of proceeds of any such Change of Control to be withheld on a pro rata basis among all Members participating in such Change of Control. Each Member hereby grants to each of the Directors, each acting singly, an irrevocable proxy, coupled with an interest, to vote all Units owned by such Member or over which such Member has voting control, and to take such other actions to the extent necessary to carry out the provisions of this Section 6.03(e), in the event of any breach by such Member of its obligations under this Section 6.03(e).
     (iii) The Transfer of Units by the Drag Along Members pursuant to this Section 6.03(e) shall be at the same price and on the same terms and conditions as the Initiating Member shall be Transferring its Units in such transaction or series of related transactions, except that the Drag Along Members shall each bear their ratable share (based on the number of Units sold) of the liabilities and expenses incurred in connection with such Change of Control, but only to the extent that such liabilities and expenses are incurred for the benefit of the Initiating Member and all Drag Along Members and are not otherwise paid by the Company or by an entity acquiring the Company or its assets, and liabilities and expenses incurred by any Members on its own behalf, including indemnities, shall not be considered liabilities and expenses incurred in connection with such Change of Control, it being understood that the price per Unit shall take into account all benefits (other than the benefits derived pursuant to Section 6.03(e)(v)) being obtained by the Initiating Member or any of its Affiliates in connection with, or as a consequence of, such Change of Control.
     (iv) The Drag Along Right shall not apply to any Change of Control that would require a supermajority consent of the Board of Directors pursuant to Section 4.01(h), unless such consent has been obtained. For the sake of clarity, the Right of First Refusal shall not apply with respect to any Transfer made in connection with the exercise of the Drag Along Right, but the Right of First Refusal shall apply in connection with any Transfer prior to any Member exercising its Drag Along Right.
     (v) If, upon the date ninety (90) days following the date of a particular Drag Along Notice (subject to extension for an additional sixty (60) days, in the reasonable discretion of the Initiating Member), the Initiating Member has not consummated the Drag Along Sale, then each of the Drag Along Members shall be released from their obligations under such Drag Along Notice, such Drag Along Notice shall be null and void, and it shall be necessary for another Drag Along Notice to be furnished, and the terms and provisions of this Section 6.03(e) to be complied with, in order to consummate a Drag Along Sale pursuant to this Section 6.03(e).
     (f) Buy Out.
     (i) (X) CDEC or its designee shall have the right to purchase from each of the other Members, and each of the other Members shall be obligated to sell to CDEC or its designee and (Y) each of the Members (other than CDEC shall have the right to cause CDEC or its designee to purchase, and CDEC or its designee shall be obligated to purchase, all Units owned by each of the Members (other than CDEC on each of the fifth, sixth and seventh anniversary dates of this Agreement. If the purchase/sale right is exercised pursuant to this paragraph, CDEC or its designee shall purchase the Units by paying cash in an amount determined pursuant to the following valuation process no later than thirty (30) days following such applicable anniversary date. Each Member shall provide to CDEC or its designee such representations, warranties and indemnities as are customary in a transaction of this nature, including with respect to capacity, title and authority. CDEC and FNBO shall each appoint a valuation agent of nationally recognized stature in the valuation of businesses similar to the Business at least ninety (90) days prior to the fifth, sixth or seventh (as applicable) anniversary date of this Agreement (unless CDEC and FNBO agree in writing that they are not going to exercise the buy out rights set forth in this Section 6.03(f)) and shall require each valuation agent to provide its final valuation no later than sixty (60) days prior to the applicable anniversary date of this Agreement. Each valuation agent shall perform a valuation of the Units. If the valuations differ by less than 10% of the higher valuation, the average of the two valuations shall be the value of the Units. If the valuations differ by 10% of the higher valuation or more, the valuation agents shall appoint a third valuation agent of nationally recognized stature in the valuation of businesses similar to the Business who shall value the Units and provide its final valuation no later than thirty (30) days prior to the applicable anniversary date of this Agreement. The value of the Units will be the average of the two valuations with the smallest difference in the reported value unless one valuation is the average of the other two valuations, in which case such valuation shall be the value of the Units (measured on an absolute basis) (the “Unit Value”) and the amount payable by CDEC or its designee for the Units.
     (ii) The valuation experts shall be instructed to determine the fair value of the Units (without knowledge of the results of the first two valuations) by determining the fair market value of the Company as if sold as a going concern, using such methods as the valuation experts shall deem appropriate, and then dividing that value by the total number of Units calculated on a fully diluted basis, the result being the fair value of each Unit outstanding as of such date. For purposes of this Section 6.03(f), the fair market value of the Company means the fair market value of the Company as between a willing buyer and a willing seller not under a compulsion to buy or sell in an arm’s-length transaction, taking into account all relevant factors.
     (g) Deadlock.
     (i) A “Deadlock” shall occur if (x) the members of the Board of Directors appointed by one Member vote against any action (which is not subsequently withdrawn) requiring the supermajority vote of the Board of Directors pursuant to Section 4.01(h) and the members of the Board of Directors appointed by the other Member vote for such action and (y) the Board of Directors negotiating in good faith cannot resolve such disagreement within the thirty (30) days immediately following (a) such vote and (b) after escalation of such matter to good faith negotiations between the Chief Executive Officers of FNBO and CDEC.
     (ii) If a Deadlock has occurred and has not been resolved pursuant to Section 6.03(g)(i), CDEC may initiate this Buy/Sell provision within thirty (30) days after the expiration of the 30 day period specified in Section 6.03(g)(i). If CDEC has not delivered the Triggering Notice (as defined below) to the Responding Party (as defined below) within such period, then CDEC’s right to initiate this Buy/Sell provision will be terminated with respect to such Deadlock. If, during a Deadlock, CDEC (the “Requesting Party”), in its sole and absolute discretion, elects to sell all of the Units owned by CDEC and its Affiliates or otherwise elects to purchase all of the Units owned by the other Member(s) and its/their Affiliates (collectively, the “Responding Party”) (provided that the Requesting Party is not in material default at such time under this Agreement), the following provisions shall apply (the “Buy/Sell Provisions”):
     (A) The Requesting Party shall deliver a written notice (the “Triggering Notice”) to the Responding Party. The Triggering Notice shall include the Company Price, set forth the details of the Buy/Sell proposal and the matters required pursuant to Section 6.03(g)(ii)(C) and shall contain an unconditional offer by the Requesting Party to, at the election of the Responding Party, either (i) sell (in which case the Requesting Party shall be known as the “Selling Party” and the Responding Party shall be known as the “Purchasing Party”) its Units to the Responding Party or to one or more third parties designated by the Responding Party or (ii) acquire, or designate one or more third parties that shall acquire (in which case the Responding Party shall be known as the “Selling Party” and the Requesting Party shall be known as the “Purchasing Party”), the Units then owned by the Responding Party, in either case within the time periods specified in this Section 6.03(g)(ii). The “Company Price” means the aggregate value assigned by the Requesting Party to the Company. The price (the “Buy/Sell Price”) that shall be paid by the Purchasing Party for the Units of the Selling Party

(and its Affiliates) shall be the amount the Selling Party (and its Affiliates) would receive if the Company Price were distributed or paid to the Members pursuant to Section 6.02(c).
     (B) The Triggering Notice shall also specify whether the preference of the Requesting Party is to be a Selling Party or a Purchasing Party (the “Preferred Option”).
     (C) The Triggering Notice must describe the manner (the “Release Requirements”) in which the Purchasing Party will release the Selling Party (and its Affiliates) of its guarantees, pledges and other repayment obligations, if any, with respect to all Liabilities as a Member. Any proposal which does not include the information required pursuant to Sections 6.03(g)(ii)(A) and (C) shall not qualify as a Triggering Notice for purposes of this Section 6.03(g)(ii).
     (D) Within thirty (30) days after the date of receipt of the Triggering Notice by the Responding Party, the Responding Party shall deliver a written notice to the Requesting Party declaring its intention to be either the Selling Party or the Purchasing Party subject to the terms proposed in the Triggering Notice (the “Responding Party Notice”).
     (E) If the Responding Party fails or is deemed to have failed to deliver the Responding Party Notice within the thirty (30) day period specified in Section 6.03(g)(ii)(D), the Responding Party will be deemed to have elected and accepted the Requesting Party’s Preferred Option either to sell or to acquire, as the case may be, the Units at the Buy/Sell Price and otherwise in the manner specified in the Triggering Notice.
     (F) If the Responding Party chooses or, pursuant to Section 6.03(g)(ii)(E), is deemed to have chosen to purchase the Requesting Party’s Units, then (i) the Responding Party shall purchase the Requesting Party’s Units at the Buy/Sell Price and otherwise in the manner specified in the Triggering Notice and satisfy the Release Requirements applicable to the Requesting Party and (ii) the Requesting Party shall sell its Units at the Buy/Sell Price and otherwise in the manner specified in the Triggering Notice.
     (G) If the Responding Party chooses or, pursuant to Section 6.03(g)(ii)(E), is deemed to have chosen to sell its Units to the Requesting Party, then (i) the Requesting Party shall purchase the Responding Party’s Units at the Buy/Sell Price and otherwise in the manner specified in the Triggering Notice and satisfy the Release Requirements applicable to the Responding Party and (ii) the Responding Party shall sell its Units at the Buy/Sell Price and otherwise in the manner specified in the Triggering Notice.

     (H) The transfer of any Units pursuant to this Section 6.03(g)(ii) shall be effected on a Business Day selected by the Purchasing Party (the “Buy/Sell Closing Date”) that is not later than one hundred eighty (180) days after delivery of the Triggering Notice; and notice of such Buy/Sell Closing Date shall be delivered by the Purchasing Party to the Selling Party in writing not less than sixty (60) days in advance thereof. The Buy/Sell Price shall be paid, in immediately available funds, against the execution of the corresponding assignment agreement to evidence the transfer of the Selling Party’s Units to the Purchasing Party or its designee. The transferred Units shall be delivered free and clear of all Liens and the transferor shall provide representations and warranties or indemnities as are customary in a transaction of this nature, including with respect to capacity, title and authority.
     (I) Each of the Members shall pay its own expenses in connection with such purchase and sale, including all costs, expenses and taxes each is obligated to pay by applicable Law, in order to consummate the transfers and other transactions contemplated by these Buy/Sell Provisions.
     (J) If, through no fault of the Selling Party, the Purchasing Party is unable to complete the transactions specified in this Section 6.03(g)(ii) on or prior to the Buy/Sell Closing Date, the Purchasing Party shall be prohibited from exercising any rights as a Selling Party pursuant to the Buy/Sell Provisions with respect to such Deadlock but the Selling Party shall have the option to be exercised within five (5) days to become the Purchasing Party.
     Section 6.04. Transfers and Other Actions in Connection With Public Offering.
     (a) Prior to the third anniversary of the Effective Date and other than with respect to an IPO in connection with or following a Large Acquisition: subject to Section 4.09(g), if the Board of Directors has approved the IPO where CDEC does not retain a majority of the voting rights with respect to the Units, CDEC shall prior to consummating any such IPO afford FNBO the right to exercise its Right of First Purchase with respect to all Units owned by CDEC, its Affiliates or others. The purchase price for such Units shall be determined based on the valuation process set forth for a Buy Out under Section 6.03(f).
     (b) If the Company undertakes an IPO approved in accordance with this Agreement, the Members shall take such actions, including causing the Company to contribute the operating business into a successor corporation, as may be necessary to give effect to such IPO; provided that reasonable efforts shall be made at the request of any Member to allow such Member to convert its Units into an interest in any successor corporation on a tax-free basis (excepting any tax attributable to any deemed distribution to FNBO pursuant to Section 752) (“Tax-Free Basis”), and provided further that no such action shall be taken if such structure shall adversely affect any Member (other than “adverse” tax effects that are inherent in using a corporate form as opposed to a partnership (for tax purposes) form); it being understood that if the IPO restructuring is not effected on a Tax-Free Basis with respect to any Member, CDEC shall use its commercially reasonable efforts to have the IPO entity enter into a “tax receivable agreement” or otherwise compensate the Company or the Members for tax attributes or benefits provided to such entity (other than tax attributes or benefits attributable to any deemed distribution to FNBO pursuant to Section 752), (e.g., tax benefits received by the IPO entity upon the taxable exchange of Company interests by such Members for IPO entity shares, without adversely affecting the IPO price or terms, and any such agreements or compensation shall be issued to the Members who provided such tax attributes or benefits in accordance with the amount of tax attributes or benefits provided by each such Member.)
     Section 6.05. Admission or Substitution of New Members.
     (a) Admission. The Board of Directors shall have the right, subject to the provisions of Section 6.03, to admit as a Substitute Member or an Additional Member any Person who acquires Units pursuant to the terms of this Agreement from a Member or from the Company, respectively, it being understood that no approval of the Board of Directors shall be required to admit a Person as a Substitute Member if such Person acquires Units in compliance with all of the provisions of this Agreement. Concurrently with the admission of a Substitute Member or an Additional Member, the Board of Directors shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Member in place of the Transferring Member, or the admission of an Additional Member, all at the expense, including payment of any professional and filing fees incurred, of the Substitute Member or the Additional Member.
     (b) Conditions. Subject to Section 6.03(a)(iii), the admission of any Person as a Substitute Member or Additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, by execution and delivery of a counterpart signature page to this Agreement. Any such Person shall constitute solely an Assignee for purposes of this Agreement until satisfaction of the proceeding condition.
     (c) Assignees. Any Assignee that does not become admitted as a Member shall have no rights (other than those rights pertaining solely to such Assignee’s Economic Interest), but all of the obligations (other than those pertaining to voting), of a Member under this Agreement.
     Section 6.06. TSYS as Public Company. FNBO acknowledges that TSYS is a public company listed currently on the New York Stock Exchange and that, as such, no transfer of any equity interest in TSYS shall constitute a Transfer of Units for purposes of this Agreement. In addition, nothing herein shall be deemed to limit or prohibit a TSYS Change of Control Event or otherwise create any rights or obligations with respect to CDEC’s Units in connection with a TSYS Change of Control Event. For purposes of this Agreement, “TSYS Change of Control Event” means any (i) merger, consolidation or other business combination of TSYS that results in the shareholders of TSYS receiving consideration in exchange for their shares in TSYS, (ii) the transfer of shares of TSYS representing 50% or more of the voting power of TSYS, to a Person or group of related Persons, (iii) transaction in which a majority of the Board of Directors of TSYS following such transaction is comprised of Persons other than the members of such Board of Directors immediately prior thereto, (iv) a so-called “going private” or similar transaction, (v) sale of all or substantially all of the assets of TSYS or (vi) any other similarly structured transaction resulting in a transfer of control of TSYS.
ARTICLE VII
REPORTS TO MEMBERS; TAX MATTERS
     Section 7.01. Books of Account. Appropriate books of account shall be kept by the Company and the Subsidiaries, in accordance with the generally accepted accounting principles of the United States (“GAAP”), at the principal place of business of the Company, and each Member shall have access to all books, records and accounts of the Company and the Subsidiaries and the right to make copies thereof for any purpose reasonably related to the Member’s interest as a member of the Company, in each case under such conditions and restrictions as the Board of Directors may reasonably prescribe.
     Section 7.02. Reports. All reference to Members in this Section 7.02 refer to only those Members holding at least 1% of the Units then held by all Members.
     (a) Monthly Financial Reports. As promptly as practicable, but in no event later than thirty (30) days after the end of each month, the Board of Directors shall cause to be prepared and delivered to each Member unaudited monthly consolidated financial statements of the Company and the Subsidiaries for the immediately preceding month.
     (b) Quarterly Financial Reports. As promptly as practicable, but in no event later than 45 days after the end of the first three fiscal quarters and sixty (60) days after the end of the fourth fiscal quarter, as the case may be, of each fiscal year, the Board of Directors shall cause to be prepared and delivered to each Member unaudited quarterly consolidated financial statements of the Company and the Subsidiaries for the immediately preceding quarter, prepared in accordance with GAAP.
     (c) Quarterly Tax Reports. As promptly as possible, but in no event later than three Business Days prior to the estimated tax due date of each fiscal quarter, the Board of Directors shall cause to be prepared and delivered to each Member a statement of the Quarterly Estimated Tax Liability with respect to the Company’s Income calculated pursuant to Section 5.04(a).
     (d) Annual Financial Reports. As promptly as practicable after the close of each fiscal year of the Company, but in no event later than ninety (90) days after the end of each fiscal year, the Board of Directors shall cause an examination of the financial statements of the Company and the Subsidiaries as of the end of each such fiscal year to be made in accordance with GAAP, as in effect on the date thereof, by a firm of certified public accountants selected by the Board of Directors. Within ninety (90) days after the close of each fiscal year, a copy of the audited financial statements of the Company and the Subsidiaries, including the report of such certified public accountants, shall be furnished to each Member and shall include, as of the end of such fiscal year:

     (i) a statement prepared by the Company setting forth the balance of each Member’s Capital Account and the amount of that Member’s allocable share of the Company’s items of Net Income or Net Loss and deduction, capital gain and loss or credit for such year; and
     (ii) a balance sheet, a statement of income and expense and a statement of changes in cash flows of the Company and the Subsidiaries for that fiscal year.
     (e) Schedules K-1. Within sixty (60) days after the close of each taxable year, the Board of Directors shall cause to be provided to each Member an estimate of taxable income for such taxable year. Within 180 days after the close of each taxable year, the Board of Directors shall cause to be provided completed IRS Schedule K-1 to each Member and such other financial, tax or other information as reasonably requested by a Member at such times as may be required to comply with any applicable public disclosure, external financial reporting, federal, state or local tax filings or any other legal requirements to which such Member is subject.
     (f) Members’ Tax Filings. To the extent permitted by the Code, each Member agrees to file all tax returns consistently with the treatment of the Company as a partnership with respect to the determination of the taxable income of the Company.
     (g) Determinations. All determinations, valuations and other matters of judgment required to be made for nontax accounting purposes under this Agreement shall be made in good faith by the Board of Directors.
     (h) Reports and Information Required by Regulatory Authorities. The Board of Directors shall cause to be prepared and delivered promptly to each Member any reports or information related to the Company or the Business required or requested by banking regulatory authorities of FNBO and its Affiliates upon request by FNBO.
     Section 7.03. Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless otherwise determined by the Board of Directors in accordance with Section 706 of the Code.
     Section 7.04. Independent Auditor. The initial independent auditor of the Company shall be KPMG LLP.
     Section 7.05. Certain Tax Matters.
(a) Certain Tax Elections.
     (i) Partnership Treatment. The Company shall not file any election pursuant to Regulations Section 301.7701-3(c) to be treated as an entity other than a partnership. The Company shall not elect, pursuant to Section 761(a) of the Code, to be excluded from the provisions of subchapter K of the Code. If requested by the Board of Directors, each Member agrees to provide the Company with such assistance as would be required (including signing any election forms) to cause any new direct or indirect Subsidiaries acquired by the

Company or any Subsidiary or organized by the Company or any Subsidiary to elect to be treated as a partnership or disregarded entity for U.S. federal tax purposes, such election to be effective on or before the date such new Subsidiary is acquired or organized.
     (ii) Elections by the Company. Except as provided in Section 7.05(a)(i), relating to the tax classification of the Company, and Section 7.05(a)(v), relating to Section 754 elections, the Board of Directors may make, but shall not be obligated to make, any tax election provided under the Code, or any provision of state, local or foreign tax Law. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credit among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Directors. Any determination made pursuant to this Section 7.05(a)(ii) by the Board of Directors shall be conclusive and binding on all Members.
     (iii) Elections by Members. Without the consent of the Board of Directors, no Member shall make the election provided by Section 732(d) of the Code, relating to the basis of property distributed by a Company to certain Members. In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, or adjust the basis of Company property, in any case that would not be required in the absence of such election made by such Member, the Board of Directors may, as a condition to furnishing such information, or filing such return or report, or making such basis adjustment, require such member to pay to the Company any incremental expenses incurred in connection therewith.
     (iv) Member Obligations. Promptly upon request, each Member shall provide the Board of Directors with any information related to such Member necessary to allow the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company.
     (v) Section 754 Elections. As required by the Investment Agreement, the Company shall make a Section 754 election on its tax return for the short taxable year caused by CDEC’s purchase of the Class A Units from FNBO, which resulted in a partnership termination under Section 708(b)(1)(B) of the Code, such election to be effective for CDEC’s benefit as provided by Regulations Section 1.708-1(b)(5). Accordingly, the basis of Company property shall be adjusted under Section 734(b) and Section 743(b) of the Code, as follows:
     (A) the Board of Directors shall make such adjustments to the definition of Gross Asset Value and Net Income and Net Loss, and to the Regulatory Allocations required by Section 5.03(c) as are necessary to carry out the provisions of Regulations Section 1.704-1(b)(2)(iv)(m)(2) and 1.704-1(b)(2)(iv)(m)(4); and
     (B) a Member who acquires any Units shall furnish to the Board of Directors such information as the Board of Directors shall reasonably require to enable it to compute the adjustments required by Section 755 of the Code and the Regulations thereunder.
     (b) Preparation of Returns. The Board of Directors shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. Except to the extent otherwise expressly provided in this Agreement, the Board of Directors shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax Laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns.
     (c) Tax Matters Member.
     (i) Designation and Powers. CDEC is hereby designated as the tax matters partner within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Member”) until such time as CDEC or its Affiliates are no longer the sole Class A Member, after which time the Members shall determine the Tax Matters Member pursuant to the voting provisions in Section 4.02. The Tax Matters Member shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Regulations. The Tax Matters Member shall take such action as may be reasonably necessary to cause each other eligible Member to become a “notice partner” within the meaning of Code Section 6231(a)(8). To the extent and in the manner provided by applicable Code sections and Regulations thereunder, the Tax Matters Member (A) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (B) shall keep the Members informed of all administrative and judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. Notwithstanding anything in this Agreement to the contrary, the Tax Matters Member, in its capacity as such, shall not, without the prior approval of the Members holding a majority of the Class B Units (provided that, subject to Section 4.09(g), for so long as FNBO and its Affiliates collectively hold Class B Units representing 17.5% or more of the outstanding Units, FNBO’s (and only FNBO’s) prior approval is required), such approval not to be unreasonably withheld, conditioned or delayed, (1) extend the statute of limitations for the assessment of any Tax, (2) file a petition for judicial review of a “final partnership administrative adjustment” within the meaning of Section 6226(a) of the Code, (3) file a tax claim, on behalf of the Company, in any court, (4) submit any request for administrative adjustment on behalf of the Company or (5) bind the Members to any tax settlement. The Tax Matters

Member shall notify the other Members within 20 Business Days after it receives notice from the IRS (or any state and local tax authority) of any administrative proceeding with respect to an examination of, or proposed adjustment to, any Company tax items.
     (ii) State and Local Tax Law. If any state or local tax Law provides for a tax matters partner or person having similar rights, powers, authority or obligations, the Tax Matters Member shall also serve in such capacity. In all other cases, the Tax Matters Member shall represent the Company in all tax matters to the extent allowed by Law.
     (iii) Expenses of the Tax Matters Member. All reasonable out-of-pocket expenses incurred by the Tax Matters Member in its capacity as such shall be borne by the Company as an ordinary expense of its business. Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.
     (iv) Inconsistent Return Positions. No Member shall file a notice with the IRS under Section 6222(b) of the Code in connection with such Member’s intention to treat an item on such Member’s federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s federal income tax return, unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the Board of Directors with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Board of Directors shall reasonably request.
     (v) Election Into TEFRA. In the event that the Company is not subject to the consolidated audit rules of Sections 6221 through 6234 of the Code during any fiscal year, each Person who was a Member at any time during such fiscal year hereby agrees to sign an election pursuant to Section 6231(a)(1)(B)(ii) of the Code and Regulations Section 301.6231(a)(1)1(b)(2) to be filed with the Company’s federal income tax return for such fiscal year to have such consolidated audit rules apply to the Company.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01. Exhibits. Without in any way limiting the provisions of Section 7.02, a Director may from time to time execute on behalf of the Company and deliver to the Members exhibits which set forth the then-current Capital Account balances of each Member and any other matters deemed appropriate by the Board of Directors or required by applicable Law. Such exhibits shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.
     Section 8.02. Governing Law; Severability; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate, this Agreement shall control; in the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act, the applicable provision of the Act shall control. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable to any extent, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, and such invalidity or unenforceability shall not affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Each party agrees, subject to Section 8.03, that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively in the United States District Court for the District of Delaware or any Delaware State court, in each case sitting in the City of Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 8.07. Each party irrevocably waives any and all right to trial by jury in any action, suit, demand or proceeding (including counterclaims) arising out of or related to this Agreement or the transactions contemplated hereby.
     Section 8.03. Dispute Resolution. Any Arbitration Disputes shall be resolved as provided in this Section 8.03.
(a) Negotiation of Disputes.
     (i) Any Party shall give the other Party written notice of any Arbitration Dispute setting forth a statement of such Party’s position and summary of the arguments supporting such position. The Parties shall attempt to resolve such Arbitration Dispute promptly by negotiation between the executive officers of the Parties who have authority to settle the Arbitration Dispute and their respective advisors.
     (ii) Within thirty (30) days after delivery of the notice, the Party receiving the notice shall submit to the other a written response. The notice and response shall include a statement of each Party’s position and a summary of arguments supporting that position. Within thirty (30) days after delivery of the disputing Party’s notice, the executive officers of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they deem reasonably necessary, to attempt to resolve the Arbitration Dispute.
          (b) Arbitration. If any such Arbitration Dispute has not been resolved by the Parties in accordance with Section 8.03(a) within forty-five (45) days of the disputing Party’s request notice, or if the Parties fail to meet within thirty (30) days of such request notice, then each of the Parties agrees that such Arbitration Dispute shall be finally and exclusively settled without appeal by arbitration in New York City, New York, administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in effect as of the date of the request for arbitration, which rules are deemed to be incorporated into this Section 8.03(b); provided, however, that in the event of any conflict between such rules and the other provisions of this Agreement, such other provisions of this Agreement shall control. The arbitration shall be conducted before a panel of three (3) arbitrators. Each Party shall appoint one (1) arbitrator within thirty (30) days of receiving notice of the request for arbitration in accordance with the Commercial Arbitration Rules of the AAA. The two party-appointed arbitrators shall then attempt to appoint a third arbitrator who shall act as the chairman of the panel (the “Chairman”) within twenty (20) days of the appointment of the second arbitrator. If the Party-appointed arbitrators fail to agree on the Chairman within such period, the Chairman shall be appointed by the AAA upon the written request of either Party. The decision of the arbitrators shall be by majority vote, shall be in writing, shall set forth the facts found by the arbitrators to exist, their decision and the basis for that decision and shall be final and binding upon the parties and not subject to appeal. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their assets. Each Party shall bear its own costs and expenses in connection with the arbitration, including reasonable attorneys’ fees, disbursements, arbitration expense, arbitrators’ fees and the administrative fee of the AAA.
     Section 8.04. Successors and Assigns; No Third-person Beneficiaries. This Agreement is binding upon the parties to this Agreement and their respective permitted successors and assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and each of their respective permitted successors and assigns and other than the Covered Persons with respect to Section 4.07.
     Section 8.05. Confidentiality. The Company shall use reasonable best efforts to preserve the confidentiality of the confidential information of the Company and the Subsidiaries (except the Company may disclose such confidential information in connection with acquisitions where the receiving party executes a customary confidentiality agreement). By executing this Agreement, for the period during which a Member is a party to this Agreement and for three years thereafter, each Member expressly agrees to maintain the confidentiality of, and not to disclose to any Person other than the Company or any Subsidiary, another Member or any of their respective financial advisors, accountants, attorneys or other advisors, without the consent of a majority of the Board of Directors, any information relating to the business, financial structure, financial position or financial results, customers, suppliers or affairs of the Company and the Subsidiaries that shall not be generally known to the public, except (a) as otherwise required by Law or by any Government Entity or Self-Regulatory Organization having authority or jurisdiction over such Members, provided that the disclosing Member will exercise reasonable best efforts to minimize disclosure of such information that is confidential or proprietary and to seek confidential treatment for any such information to the maximum extent permissible, or (b) the delivery by a Member of financial statements of the Company and the Subsidiaries to its direct or indirect partners, stockholders or members, provided that such parties are bound by appropriate confidentiality provisions, including in their ability to use such information. This provision shall survive any termination of this Agreement either generally or in regard to any Member. Each Member agrees that monetary damages may not be an adequate remedy for a breach of this Section 8.05, and that, in addition to any other remedies, each Member shall be entitled to seek injunctive relief to restrain any such breach, whether threatened or actual, without the necessity of proving the inadequacy of monetary damages as a remedy.
     Section 8.06. Amendments. Except as otherwise provided in this Agreement (including any amendment by CDEC pursuant to Section 4.09(g)), no amendment of any provision of this Agreement shall be effective against the Company or the Members unless such amendment is approved in accordance with Section 4.02(e) or 4.09(g). This Agreement and any provision hereof may only be waived by a writing signed by the party against whom the waiver is to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     Section 8.07. Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at its address, telecopy number or e-mail address shown on Schedule I, or, if given to the Company, at the addresses listed on Schedule I or such other address as may be designated from time to time in accordance with this Section 8.07. Each proper notice shall be effective upon any of the following: (a) personal delivery to the recipient, (b) when telecopied or e-mailed to the recipient if the telecopy is promptly confirmed by automated or telephone confirmation thereof or if the e-mail is promptly confirmed by e-mail or telephone confirmation thereof or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid).
     Section 8.08. Counterparts. This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.
     Section 8.09. Power of Attorney. Each Member hereby irrevocably appoints each Director as such Member’s true and lawful representative and attorney-in-fact, each acting alone, in such Member’s name, place and stead, (a) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any otherwise approved amendments to this Agreement or which may be required by this Agreement or by the Laws of the United States of America, the State of Delaware or any other state in which the Company and/or the Subsidiaries shall determine to do business, or any political subdivision or agency thereof, and (b) to execute, implement and continue the valid and subsisting existence of the Company and/or the Subsidiaries or to qualify and continue the Company and/or the Subsidiaries as a foreign limited liability company in all jurisdictions in which the Company may conduct business. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability or incapacity of such Member.
     Section 8.10. Entire Agreement. This Agreement, including the Exhibits and Schedules to this Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained in this Agreement. This Agreement and the Registration Rights Agreement supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.
     Section 8.11. Guarantee. TSYS hereby unconditionally and irrevocably guarantees, to and for the benefit of FNBO, the full and timely performance by CDEC of its obligations to comply with any payment obligations pursuant to Sections 2.04(b)(iv), 4.09(d), 4.09(e), 6.03(f) and 6.03(g) of this Agreement. TSYS agrees to make any such payments in accordance with this Agreement as if such obligation were the direct contractual obligation of TSYS, and TSYS hereby waives any defense (a) that may arise by reason of the lack of capacity, power or authority of CDEC or TSYS and (b) that may arise by reason of any failure or lack of demand, presentment, protest or notice of any kind. For the avoidance of doubt, this Section 8.11 is a guarantee of payment and not of collection and shall be subject to the provisions contained in Sections 8.02, 8.03, 8.04, 8.06, 8.08 and 8.10.
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[Signature pages follow]

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

THE COMPANY: FNMS HOLDING, LLC
By	/s/ Troy Woods
M. Troy Woods
President and Chief Executive Officer

THE MEMBERS: COLUMBUS DEPOT EQUIPMENT COMPANY
By	/s/ Jim Lipham
James B. Lipham
Chief Financial Officer

FIRST NATIONAL BANK OF OMAHA
By	/s/ Michael Summers
Michael Summers
Chief Financial Officer

FN MERCHANT PARTNERS, INC.
By	/s/ Michael Summers
Michael Summers
President

TOTAL SYSTEM SERVICES, INC. Acknowledging and agreeing to be bound solely by the provisions of Section 8.11 of this Agreement.
By	/s/ Troy Woods
M. Troy Woods
President and Chief Operating Officer